Pricing supplement No. 1289
To underlying supplement No. 1 dated September 29, 2009,
underlying supplement No. 5 dated May 5, 2011,
prospectus dated September 29, 2009 and
prospectus supplement dated September 29, 2009
Registration Statement No. 333-162195 Dated August 22, 2011; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$1,932,000 Tracker Notes Linked to a Basket due August 25, 2016
General
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The Tracker Notes (the “securities”) are designed for investors who seek a leveraged return at maturity that offers exposure to the performance of a basket of seven components (each, a “Basket Component” and, collectively, the “Basket Components”): the iShares® Barclays Aggregate Bond Fund (“AGG”), the iShares® MSCI Emerging Markets Index (“EEM”), the iShares® iBoxx $ High Yield Corporate Bond Fund (“HYG”), the Deutsche Bank Trends x12 Excess Return Index (the “Trends Index”), the Deutsche Bank Commodity Harvest - 10 USD ERAC Index™ (the “Harvest Index”), the Deutsche Bank Commodity Booster- Dow Jones-UBS Excess Return After Cost TV 14 Index™(the “Booster Index”) and the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”). The return of each Basket Component is reduced by its applicable Adjustment Factor. See “Summary” beginning on page PS-8 of this pricing supplement for further information on the Basket Components.

•	On the Trade Date, investors will have different notional exposure to each Basket Component, as specified below.
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In addition to any cash payment investors receive on the Maturity Date, the Redemption Trigger Payment Date or the Investor Redemption Payment Dates, as applicable, investors will also receive a quarterly cash payment reflecting the amount of dividends accrued and paid by each Basket ETF (as defined below) to its shareholders, as set forth below.

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Investors will not receive any coupon payments and should be willing to lose some or all of their initial investment if any Basket Component depreciates or fails to appreciate sufficiently to offset the effect of the applicable Adjustment Factor over the term of the securities. The securities will be redeemed early upon the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion, and may lose all, of their investment. Any payment at maturity or upon an early redemption is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due August 25, 2016.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities priced on August 22, 2011 (the “Trade Date”) and are expected to settle on August 25, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The securities are linked to the performance of seven components, as set forth below. We refer to each Basket Component that is an index as a “Basket Index” and each Basket Component that is an exchange traded fund as a “Basket ETF.”

	Basket Component	Ticker Symbol	Initial Component Notional Exposure	Initial Reference Level
	iShares® Barclays Aggregate Bond Fund (“AGG”)	AGG UP	$500	109.89
	iShares® MSCI Emerging Markets Index (“EEM”)	EEM UP	$200	39.63
	iShares® iBoxx $ High Yield Corporate Bond Fund (“HYG”)	HYG UP	$300	85.46
	Deutsche Bank Trends x12 Excess Return Index (the “Trends Index”)	DBTRDUSX	$750	2,149.0913
	Deutsche Bank Commodity Harvest- 10 USD ERAC Index™ (the “Harvest Index”)	DBCMHVEG	$900	562.07
	Deutsche Bank Commodity Booster- Dow Jones-UBS Excess Return After Cost TV 14 Index™(the “Booster Index”)	DBCMBTVN	$600	319.91
	Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”)	DBVEMREM	$750	199.47

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplements, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$1,932,000.00	$4,392.50	$1,927,607.50
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The agents for this offering are affiliates of ours. For more information see “Underwriting (Conflicts of Interest)” in this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000.00 Face Amount of securities.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,932,000.00	$224.30

Deutsche Bank Securities
August 22, 2011

(Key Terms continued from last page)

Redemption Amount:
You will receive a cash payment on the Maturity Date, the Redemption Trigger Payment Date or the Investor Redemption Payment Date, as applicable, per $1,000 Face Amount of securities, calculated as follows:

Total Component Notional Exposure – $3,000
The Redemption Amount will not be less than zero. Your investment will be fully exposed to any depreciation in the Basket Components.
Total Component Notional Exposure:	The sum of the Component Notional Exposure for each Basket Component
Component Notional Exposure:
On the Trade Date, investors will have different notional exposure to each Basket Component, as specified in the table above.
On the Final Valuation Date, Redemption Trigger Valuation Date or an Investor Redemption Valuation Date (each, a “Valuation Date”), the Component Notional Exposure for each of the Basket Components is calculated as follows:
Component Notional Exposure on the Trade Date x (Basket Component Return + 1)

Basket Component Return:	For each Basket Component,
(	Final Reference Level x Adjustment Factor	)	– 1
Initial Reference Level
Initial Reference Level:	For each Basket Component, the Reference Level for such Basket Component on the Trade Date, as set forth in the table above.
Final Reference Level†:
For purposes of calculating the Redemption Amount payable on the Maturity Date, the Redemption Trigger Payment Date or the Investor Redemption Payment Date, the Reference Level for the respective Basket Component on the Final Valuation Date, the Redemption Trigger Valuation Date or the Investor Redemption Valuation Date, as applicable.

Reference Level†:
For each Basket ETF, on any applicable trading day, the last reported closing price of one share of such Basket ETF on the Relevant Exchange, multiplied by the then-current Share Adjustment Factor applicable to such Basket ETF, as determined by the Calculation Agent; for each Basket Index, the closing level of the such Basket Index on the applicable trading day.

Adjustment Factors	AGG Adjustment Factor	=	0.9975 - (0.001 x (Days / 365))
	EEM Adjustment Factor	=	0.9975 - (0.001 x (Days / 365))
	HYG Adjustment Factor	=	0.9975 - (0.001 x (Days / 365))
	Trends Adjustment Factor	=	1 – (0.01 x (Days / 365))
	Harvest Adjustment Factor	=	1 – (0.005 x (Days / 365))
	Booster Adjustment Factor	=	1 – (0.005 x (Days / 365))
	EMERALD EM Adjustment Factor	=	1 - (0.01 x (Days / 365))

With respect to each Adjustment Factor, “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date, the Redemption Trigger Valuation Date or the Investor Redemption Valuation Date (each, a “Valuation Date”), as applicable.

Redemption Trigger Amount:	$400
Redemption Trigger Event:
A Redemption Trigger Event occurs if the Redemption Amount on any trading day during the period from, but excluding, the Trade Date to, and including, the second trading day immediately preceding the Final Valuation Date, calculated as if such trading day were the Redemption Trigger Valuation Date, is less than the Redemption Trigger Amount. The “Redemption Trigger Valuation Date”†† will be the second trading day after the date when the Redemption Trigger Event occurs. The securities will be redeemed by the Issuer for the Redemption Amount calculated as of the Redemption Trigger Valuation Date, with payment made on the date that is three business days after the Redemption Trigger Valuation Date (the “Redemption Trigger Payment Date” ††).

Investor Early Redemption:
You will have the right to cause us to redeem your securities, in whole or in part, for the Redemption Amount, by submitting a notice of your intention, indicating the aggregate Face Amounts of securities to be redeemed (in integrals of the Face Amount), to your broker in accordance with your broker’s instructions so that we receive notification of your intention by 11:00 a.m. New York time on the date that is five business days prior to any Investor Redemption Valuation Date. If you exercise your early redemption right, the Redemption Amount payable on the applicable Investor Redemption Payment Date will be calculated as of the corresponding Investor Redemption Valuation Date using the relevant Final Reference Levels and Adjustment Factors on such Investor Redemption Valuation Date.  See "General Terms of the Securities—Investor Early Redemption" herein.

Investor Redemption Valuation Dates††:
November 22, 2011, February 22, 2012, May 22, 2012, August 22, 2012, November 23, 2012, February 22, 2013, May 22, 2013, August 22, 2013, November 22, 2013, February 24, 2014, May 22, 2014, August 22, 2014, November 24, 2014, February 23, 2015, May 22, 2015, August 24, 2015, November 23, 2015, February 22, 2016, May 23, 2016, and August 22, 2016

(Key Terms continued from last page)

Investor Redemption Payment Dates††:	Three business days after the applicable Investor Redemption Valuation Date
Dividend Pass-Thru Payments:
On each Dividend Pass-Thru Payment Date, if you are the beneficial owner of the securities as of the close of business on the applicable Record Date, you will receive a cash payment per $1,000 Face Amount of securities that equals the total amount of dividends accrued and paid by each Basket ETF to its shareholders during the applicable Dividend Pass-Thru Payment Period on the number of shares of the applicable Basket ETF equal to its Dividend Pass-Thru Share Amount. No Dividend Pass-Thru Payments will be made after a Redemption Trigger Event or Investor Early Redemption.

Dividend Pass-Thru Share Amount:
With respect to a Dividend Pass-Thru Payment Date, for each Basket ETF, the Dividend Pass-Thru Share Amount is determined by the Calculation Agent by dividing the Initial Component Notional Exposure by the Initial Reference Level of such Basket ETF, and multiplying the result by the then-applicable Share Adjustment Factor for such Basket ETF on the trading day immediately preceding such Dividend Pass-Thru Payment Date.

Dividend Pass-Thru Payment Period:
With respect to each Dividend Pass-Thru Payment Date, the period from and including the last Dividend Pass-Thru Payment Date (or the Trade Date, in the case of the first Dividend Pass-Thru Payment Date) to but excluding such Dividend Pass-Thru Payment Date.

Dividend Pass-Thru Payment Dates:
November 25, 2011, February 27, 2012, May 25, 2012, August 28, 2012, November 26, 2012, February 25, 2013, May 28, 2013, August 27, 2013, November 25, 2013, February 25, 2014, May 27, 2014, August 26, 2014, November 25, 2014, February 25, 2015, May 26, 2015, August 25, 2015, November 25, 2015, February 25, 2016, May 25, 2016, and August 25, 2016 (the Maturity Date)

Record Dates:	With respect to each Dividend Pass-Thru Payment Date, the third business day preceding such Dividend Pass-Thru Payment Date
Trade Date:	August 22, 2011
Settlement Date:	August 25, 2011
Final Valuation Date†††:	August 22, 2016
Maturity Date†††:	August 25, 2016
CUSIP / ISIN:	2515A1 C2 5 / US2515A1C254
† Subject to adjustment for non-trading days and certain Market Disruption Events as described under “General Terms of the Securities – Market Disruption Events” herein.
†† Subject to postponement as described under “General Terms of the Securities – Market Disruption Events” herein.
†††Subject to postponement as described under “General Terms of the Securities – Market Disruption Events” and acceleration as described under “General Terms of the Securities – Commodity Hedging Disruption Events” herein.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the underlying supplement No. 1 dated September 29, 2009, underlying supplement No. 5 dated May 5, 2011, prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Underlying supplement No. 5 dated May 5, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511129115/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplements and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

Redemption Amount at Maturity

The following tables illustrate the hypothetical Redemption Amounts per $1,000 Face Amount of securities, for hypothetical performances of the Basket Components, payable on the Maturity Date. These examples illustrate that you will lose some or all of your initial investment if any Basket Component depreciates or fails to appreciate sufficiently to offset the effect of the applicable Adjustment Factor over the term of the securities and/or a significant decrease in the levels of other Basket Components. Due to the leverage feature of the securities, any negative returns of the Basket Components will be combined resulting in a leveraged loss on your investment. As a result, a small decrease in the levels of the Basket Components could result in a significant loss of your initial investment at maturity.

The hypothetical Redemption Amounts set forth below are for illustrative purposes only and assumes a period of 1,827 calendar days from the Trade Date to the Final Valuation Date. The actual Redemption Amount payable on the Maturity Date will be the Redemption Amount on the Final Valuation Date. The hypothetical Redemption Amounts shown here are in addition to the Dividend Pass-Thru Payments you may receive. The numbers appearing in the following table and examples have been rounded for ease of analysis.

For purposes of the following four examples, it is assumed that a Redemption Trigger Event does not occur. If a Redemption Trigger Event occurs, you will lose a significant portion of your investment in the securities, and you may lose your entire investment in the securities. See “Redemption Amount upon a Redemption Trigger Event” below.

	Component Notional Exposure on the Trade Date	Component Return Excluding Adjustment Factors	Component Return Including Adjustment Factors	Final Component Notional Exposure
AGG	$500.00	0.00%	-0.75%	$496.25
EEM	$200.00	0.00%	-0.75%	$198.50
HYG	$300.00	0.00%	-0.75%	$297.75
Trends Index	$750.00	0.00%	-5.01%	$712.46
Harvest Index	$900.00	0.00%	-2.50%	$877.48
Booster index	$600.00	0.00%	-2.50%	$584.98
EMERALD EM	$750.00	0.00%	-5.01%	$712.46
Total Component Notional Exposure				$3,879.87
Redemption Amount				$879.87
% Increase / Decrease				-12.01%

Example 1: The return of each Basket Component from the Trade Date to the Final Valuation Date is 0.00%. Assuming a period of 1,827 calendar days from the Trade Date to the Final Valuation Date, the Total Component Notional Exposure on the Final Valuation Date would be calculated as follows:

Total Component Notional Exposure	=	sum of the Component Notional Exposures for each Basket Component on the Final Valuation Date

	=
$500.00 x 100.00% x (0.9975 - (0.001 x (1,827 / 365))) + $200.00 x 100.00% x (0.9975 - (0.001 x (1,827 / 365))) + $300.00 x 100.00% x (0.9975 - (0.001 x (1,827 / 365))) + $750.00 x 100.00% x (1 - (0.01 x (1,827 / 365))) + $900.00 x 100.00% x (1 - (0.005 x (1,827 / 365))) + $600.00 x 100.00% x (1 - (0.005 x (1,827 / 365))) + $750.00 x 100.00% x (1 - (0.01 x (1,827 / 365)))

	=	$3,879.87

Accordingly, you would receive a Redemption Amount of $879.87 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,000.00

	=	$3,879.87 – $3,000.00

	=	$879.87

	Component Notional Exposure on the Trade Date	Component Return Excluding Adjustment Factors	Component Return Including Adjustment Factors	Final Component Notional Exposure
AGG	$500.00	-5.00%	-5.71%	$471.43
EEM	$200.00	-5.00%	-5.71%	$188.57
HYG	$300.00	-5.00%	-5.71%	$282.86
Trends Index	$750.00	-5.00%	-9.76%	$676.84
Harvest Index	$900.00	-5.00%	-7.38%	$833.60
Booster index	$600.00	-5.00%	-7.38%	$555.73
EMERALD EM	$750.00	-5.00%	-9.76%	$676.84
Total Component Notional Exposure	$3,685.88
Redemption Amount	$685.88
% Increase / Decrease	-31.41%

Example 2: The return of each Basket Component on the Final Valuation Date is -5.00%. Assuming a period of 1,827 calendar days from the Trade Date to the Final Valuation Date, the Total Component Notional Exposure on the Final Valuation Date would be calculated as follows:

Total Component Notional Exposure	=	sum of the Component Notional Exposures for each Basket Component on the Final Valuation Date

	=
$500.00 x 95.00% x (0.9975 - (0.001 x (1,827 / 365))) + $200.00 x 95.00% x (0.9975 - (0.001 x (1,827 / 365))) + $300.00 x 95.00% x (0.9975 - (0.001 x (1,827 / 365))) + $750.00 x 95.00% x (1 - (0.01 x (1,827 / 365))) + $900.00 x 95.00% x (1 - (0.005 x (1,827 / 365))) + $600.00 x 95.00% x (1 - (0.005 x (1,827 / 365))) + $750.00 x 95.00% x (1 - (0.01 x (1,827 / 365)))

	=	$3,685.88

Accordingly, you would receive a Redemption Amount of $685.88 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,000.00

	=	$3,685.88 – $3,000.00

	=	$685.88

	Component Notional Exposure on the Trade Date	Component Return Excluding Adjustment Factors	Component Return Including Adjustment Factors	Final Component Notional Exposure
AGG	$500.00	10.00%	9.17%	$545.87
EEM	$200.00	10.00%	9.17%	$218.35
HYG	$300.00	10.00%	9.17%	$327.52
Trends Index	$750.00	10.00%	4.49%	$783.70
Harvest Index	$900.00	10.00%	7.25%	$965.22
Booster index	$600.00	10.00%	7.25%	$643.48
EMERALD EM	$750.00	10.00%	4.49%	$783.70
Total Component Notional Exposure	$4,267.86
Redemption Amount	$1,267.86
% Increase / Decrease	26.79%

Example 3: The return of each Basket Component on the Final Valuation Date is 10.00% . Assuming a period of 1,827 calendar days from the Trade Date to the Final Valuation Date, the Total Component Notional Exposure for each Component on the Final Valuation Date would be calculated as follows:

Total Component Notional Exposure	=	sum of the Component Notional Exposures for each Basket Component on the Final Valuation Date

	=
$500.00 x 110.00% x (0.9975 - (0.001 x (1,827 / 365))) + $200.00 x 110.00% x (0.9975 - (0.001 x (1,827 / 365))) + $300.00 x 110.00% x (0.9975 - (0.001 x (1,827 / 365))) + $750.00 x 110.00% x (1 - (0.01 x (1,827 / 365))) + $900.00 x 110.00% x (1 - (0.005 x (1,827 / 365))) + $600.00 x 110.00% x (1 - (0.005 x (1,827 / 365))) + $750.00 x 110.00% x (1 - (0.01 x (1,827 / 365)))

	=	$4,267.86

Accordingly, you would receive a Redemption Amount of $4,267.86 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,000.00

	=	$4,267.86 – $3,000.00

	=	$1,267.86

	Component Notional Exposure on the Trade Date	Component Return Excluding Adjustment Factors	Component Return Including Adjustment Factors	Final Component Notional Exposure
AGG	$500.00	5.00%	4.21%	$521.06
EEM	$200.00	5.00%	4.21%	$208.42
HYG	$300.00	5.00%	4.21%	$312.64
Trends Index	$750.00	-5.00%	-9.76%	$676.84
Harvest Index	$900.00	-5.00%	-7.38%	$833.60
Booster index	$600.00	-5.00%	-7.38%	$555.73
EMERALD EM	$750.00	-5.00%	-9.76%	$676.84
Total Component Notional Exposure	$3,785.13
Redemption Amount	$785.13
% Increase / Decrease	-21.49%

Example 4: The return of each Basket ETF on the Final Valuation Date is 5.00% and the return of each Basket Index on the Final Valuation Date is -5.00% . Assuming a period of 1,827 calendar days from the Trade Date to the Final Valuation Date, the Total Component Notional Exposure for each Component on the Final Valuation Date would be calculated as follows:

Total Component Notional Exposure	=	sum of the Component Notional Exposures for each Basket Component on the Final Valuation Date

	=
$500.00 x 105.00% x (0.9975 - (0.001 x (1,827 / 365))) + $200.00 x 105.00% x (0.9975 - (0.001 x (1,827 / 365))) + $300.00 x 105.00% x (0.9975 - (0.001 x (1,827 / 365))) + $750.00 x 95.00% x (1 - (0.01 x (1,827 / 365))) + $900.00 x 95.00% x (1 - (0.005 x (1,827 / 365))) + $600.00 x 95.00% x (1 - (0.005 x (1,827 / 365))) + $750.00 x 95.00% x (1 - (0.01 x (1,827 / 365)))

	=	$3,785.13

Accordingly, you would receive a Redemption Amount of $785.13 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,000.00

	=	$3,785.13 – $3,000.00

	=	$785.13

Redemption Amount upon a Redemption Trigger Event

The following table illustrates the hypothetical Redemption Amount per $1,000 Face Amount of securities on a hypothetical Redemption Trigger Payment Date for hypothetical performances of the Basket Components. A Redemption Trigger Event occurs if the Redemption Amount on any trading day during the period from but excluding the Trade Date to and including the second trading day immediately preceding the Final Valuation Date is less than the Redemption Trigger Amount of $400.

The hypothetical Redemption Amount set forth below assumes (i) Initial Reference Levels of 108, 47, 91, 2107, 562, 324 and 212 for AGG, EEM, HYG, the Trends Index, the Harvest Index, the Booster Index and EMERALD EM respectively, (ii) a Redemption Trigger Event occurs on November 10, 2011, making November 15, 2011, the second trading day after November 10, 2011, the Redemption Trigger Valuation Date, (iii) November 18, 2011 is the Redemption Trigger Payment Date, and (iv) a period of 85 calendar days from the Trade Date to the Redemption Trigger Valuation Date. The hypothetical Initial Reference Levels used in the examples below are for illustrative purposes only and are not the actual Initial Reference Levels as determined on the Trade Date. The hypothetical Redemption Amount set forth below is for illustrative purposes only. The hypothetical Redemption Amounts shown here are in addition to the Dividend Pass-Thru Payments you may receive. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Component Notional Exposure on the Trade Date	Initial Reference Level	Final Reference Level (November 10, 2011)	Component Return Excluding Adjustment Factors	Final Component Notional Exposure
AGG	$500.00	108	92	-15.00%	$423.84
EEM	$200.00	47	40	-15.00%	$169.54
HYG	$300.00	91	77	-15.00%	$254.31
Trends Index	$750.00	2107	1,791	-15.00%	$636.10
Harvest Index	$900.00	562	478	-15.00%	$764.16
Booster Index	$600.00	324	275	-15.00%	$509.44
EMERALD EM	$750.00	212	180	-15.00%	$636.10
Total Component Notional Exposure	$3,393.50
Redemption Amount	$393.50
% Increase / Decrease	-60.65%

On November 10, 2011, the level of each Basket Component decreases by 15.00% from its applicable Initial Reference Level.  Assuming a period of 80 calendar days from the Trade Date to November 10, 2011, the Total Component Notional Exposure for each of the Components on November 10, 2011 would be calculated as follows:

Total Component Notional Exposure	=	sum of the Index Notional Exposures for each Basket Component on the Final Valuation Date

	=
$500.00 x 85.00% x (0.9975 - (0.001 x (80 / 365))) + $200.00 x 85.00% x (0.9975 - (0.001 x (80 / 365))) + $300.00 x 85.00% x (0.9975 - (0.001 x (80 / 365))) + $750.00 x 85.00% x (1 - (0.01 x (80 / 365))) + $900.00 x 85.00% x (1 - (0.005 x (80 / 365))) + $600.00 x 85.00% x (1 - (0.005 x (80 / 365))) + $750.00 x 85.00% x (1 - (0.01 x (80 / 365)))

	=	$3,393.50

Accordingly, the Redemption Amount of $393.50 per $1,000.00 Face Amount of securities on November 10, 2011 is calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,000.00
	=	$3,393.50 – $3,000
	=	$393.50

	Component Notional Exposure on the Trade Date	Initial Reference Level	Final Reference Level (November 15, 2011)	Component Return Excluding Adjustment Factors	Final Component Notional Exposure
AGG	$500.00	108	92	-15.00%	$423.84
EEM	$200.00	47	40	-15.00%	$169.54
HYG	$300.00	91	77	-15.00%	$254.30
Trends Index	$750.00	2107	1,791	-15.00%	$636.02
Harvest Index	$900.00	562	478	-15.00%	$764.11
Booster Index	$600.00	324	275	-15.00%	$509.41
EMERALD EM	$750.00	212	180	-15.00%	$636.02
Total Component Notional Exposure	$3,393.22
Redemption Amount	$393.22
% Increase / Decrease	-60.68%

On November 15, 2011, assuming the Final Reference Level remains the same from November 10, 2011, the level of each Basket Component decreases by 15.00% from its applicable Initial Reference Level.  Assuming a period of 85 calendar days from the Trade Date to November 15, 2011, the Total Component Notional Exposure for each of the Components on November 15, 2011 would be calculated as follows:

Total Component Notional Exposure	=	sum of the Index Notional Exposures for each Basket Component on the Final Valuation Date

	=
$500.00 x 85.00% x (0.9975 - (0.001 x (85 / 365))) + $200.00 x 85.00% x (0.9975 - (0.001 x (85 / 365))) + $300.00 x 85.00% x (0.9975 - (0.001 x (85 / 365))) + $750.00 x 85.00% x (1 - (0.01 x (85 / 365))) + $900.00 x 85.00% x (1 - (0.005 x (85 / 365))) + $600.00 x 85.00% x (1 - (0.005 x (85 / 365))) + $750.00 x 85.00% x (1 - (0.01 x (85 / 365)))

	=	$3,393.22

The Total Component Notional Exposure and the Redemption Amount decrease slightly from November 10, 2011 to November 15, 2011 because of the effect of the Adjustment Factors. Accordingly, the Redemption Amount of $393.22 per $1,000.00 Face Amount of securities on November 15, 2011, the Redemption Trigger Valuation Date, is calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,000.00
	=	$3,393.22 – $3,000
	=	$393.22

In this case, assuming the Redemption Amount was never less than the Redemption Trigger Amount prior to November 10, 2011, a Redemption Trigger Event would occur on November 10, 2011, making November 15, 2011 the Redemption Trigger Valuation Date and November 18, 2011 the Redemption Trigger Payment Date. Your securities will be redeemed early because the Redemption Amount is less than the Redemption Trigger Amount of $400.00 on November 10, 2011. However, the Redemption Amount you will receive on the Redemption Trigger Payment Date will be calculated on November 15, 2011, the Redemption Trigger Valuation Date. Assuming the Reference Level of each Basket Component remains the same on November 15, 2011 as on November 10, 2011, you would receive a Redemption Amount of $393.22 per $1,000.00 Face Amount of securities on the Redemption Trigger Payment Date.

Summary

The securities are designed for investors who seek a leveraged return at maturity that offers exposure to the performance of a basket of seven components (each, a “Basket Component” and, collectively, the “Basket Components”): the iShares® Barclays Aggregate Bond Fund (“AGG”), the iShares® MSCI Emerging Markets Index (“EEM”), the iShares® iBoxx $ High Yield Corporate Bond Fund (“HYG”), the Deutsche Bank Trends x12 Excess Return Index (the “Trends Index”), the Deutsche Bank Commodity Harvest- 10 USD ERAC Index™ (the “Harvest Index”), the Deutsche Bank Commodity Booster- Dow Jones-UBS Excess Return After Cost TV 14 Index™(the “Booster Index”), and the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”). The return of each Basket Component is reduced by its applicable Adjustment Factor.  On the Trade Date, investors will have different notional exposure to each Basket Component, as set forth on the cover page herein. Investors will not receive any coupon payments and should be willing to lose some or all of their initial investment if any Basket Component depreciates or fails to appreciate sufficiently to offset the effect of the applicable Adjustment Factor over the term of the securities. The securities will be redeemed early upon the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion, and may lose all, of their investment.  Any payment at maturity or upon an early redemption is subject to the credit of the Issuer.

The iShares® Barclays Aggregate Bond Fund (AGG)

The iShares® Barclays Aggregate Bond Fund (“AGG”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the total United States investment grade bond market as defined by the Barclays Capital U.S. Aggregate Bond Index (the “AGG Index”). The AGG Index measures the performance of the U.S. investment grade bond market, which includes investment-grade U.S. Treasury securities, investment-grade U.S. agency securities, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States. This is just a summary of AGG. For additional information about AGG, please see the section entitled “AGG” herein.

iShares® MSCI Emerging Markets Index (EEM)

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

iShares® iBoxx $ High Yield Corporate Bond Fund (HYG)

The iShares® iBoxx $ High Yield Corporate Bond Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® iBoxx $ High Yield Corporate Bond Fund. The iShares® iBoxx $ High Yield Corporate Bond Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the iBoxx $ Liquid High Yield Index. The iBoxx $ Liquid High Yield Index is a rules-based index consisting of liquid U.S. dollar-denominated high yield corporate bonds for sale in the United States, as determined by the index provider. The index is designed to provide a broad representation of the U.S. dollar-denominated high yield liquid corporate bond market. This is just a summary of HYG. For additional information about HYG, please see the section entitled “HYG” herein.

The Deutsche Bank Trends x12 Excess Return Index

The Deutsche Bank Trends x12 Excess Return Index (the “Trends Index”) is designed to reflect the return of an investment strategy that systematically selects long and short positions in Eurodollar futures contracts seeking to capture returns generated by trends in short-term interest rates. If the index methodology suggests that short-term rates are expected to go down, the Trends Index seeks to capture the position by taking a long position in the fifth available Eurodollar futures contract (ranked chronologically), and if the index methodology suggests that short-term rates are expected to go up, the Trends Index seeks to capture the position by taking a short position in the fourth Eurodollar futures contract.  The Trends Index will generate positive returns if short term U.S. dollar interest rates rise or fall as expected by reference to the investment strategy.  A long position in Eurodollar futures contract is expected to generate positive returns when short term U.S. dollar interest rates fall. A short position in a Eurodollar futures contract is expected to generate positive returns when short term U.S. dollar interest rates rise. The inception date of the Trends Index is November 3, 2010. This is just a summary of the Trends Index. For additional information about the Trends Index, please see the section entitled “The Trends Index” herein.

The Deutsche Bank Commodity Harvest-10 USD Index™

The Deutsche Bank Commodity Harvest-10 USD ERAC IndexTM (the “Harvest Index”) is a target volatility index and it seeks to achieve a 10% target volatility level in the Deutsche Bank Commodity Harvest Excess Return After Cost Index (the “Harvest Base Index”) based on the realized volatility of the Harvest Base Index over a defined period. The Harvest Base Index is intended to reflect the performance of a notional funded investment in the Deutsche Bank Commodity Harvest Excess Return Index (the “Harvest ER Index”) after deduction of running costs of 0.60% per annum. The Harvest ER Index represents a long position in the Deutsche Bank Booster index – Benchmark Light Energy (the “Benchmark Booster Index”) and a short position in the S&P GSCITM Light Energy Index (the “S&P GSCI Light Energy Index”). The Benchmark Booster Index seeks to outperform the S&P GSCI Light Energy Index by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™. The Harvest ER Index appreciates if the Benchmark Booster Index outperforms the S&P GSCI Light Energy Index. The closing level of the Harvest ER Index is dependent on the relative performance of the Benchmark Booster Index and S&P GSCI Light Energy Index, i.e., whether and to the extent which, the Benchmark Booster Index will outperform the S&P GSCI Light Energy Index. The Harvest Base Index appreciates if the Harvest ER Index appreciates by more than 0.60% per annum and depreciates otherwise.  This is just a summary of the Harvest Index. For additional information about the Harvest Index, please see the section entitled “The Harvest Index” herein.

The Deutsche Bank Commodity Booster-Dow Jones- UBS Excess Return After Cost TV 14 Index™

The Deutsche Bank Commodity Booster-Dow Jones-UBS Excess Return After Cost TV 14 IndexTM (the “Booster Index”) is a target volatility index and it seeks to achieve a 14% target volatility level in the Deutsche Bank Commodity Booster - Dow Jones-UBS Excess Return After Cost IndexTM (the “Booster Base Index”) based on the realized volatility of the Booster Base Index over a defined period. The Booster Base Index represents a long commodity exposure and seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™. This is just a summary of the Booster Index. For additional information about the Booster Index, please see the section entitled “The Booster Index” herein.

The Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (EMERALD EM)

EMERALD EM tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the iShares® MSCI Emerging Markets Index Fund on a weekly rolling basis. EMERALD EM was created by Deutsche Bank AG (the “Index Sponsor”) on January 13, 2011 and is calculated, maintained and published by the Index Sponsor. EMERALD EM is denominated in U.S. dollars and its closing level was set to 100 on December 30, 2005, the Index Base Date. This is just a summary of EMERALD EM. For additional information about EMERALD EM, please see the section entitled “The Deutsche Bank Equity MEan Reversion ALpha inDex Emerging Markets (“EMERALD EM”)” in the accompanying underlying supplement No. 5 dated May 5, 2011.

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The securities are designed for investors who seek a leveraged return at maturity by providing a total notional exposure of $4,000 on the Trade Date for each $1,000 Face Amount of securities. Because the securities are our senior obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

•	ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer participation in the performance of the Basket Components, with the return of each reduced by its applicable Adjustment Factor.

Because the securities provide a total notional exposure of $4,000 on the Trade Date for each $1,000 Face Amount of securities, any negative return of the Basket Components will be combined, resulting in a leveraged loss on your investment. Your payment at maturity or upon an early redemption will be further reduced by the applicable Adjustment Factor of each Basket Component. You may lose some or all of your investment in the securities if the Redemption Amount is less than $1,000 per $1,000 Face Amount of securities.

•
POTENTIAL EARLY EXIT WITH MANDATORY LOSS DUE TO REDEMPTION TRIGGER FEATURE — The securities will be redeemed early by us if a Redemption Trigger Event occurs, in which case you will lose a significant portion, and may lose all, of your investment in the securities. Early redemption upon such a Redemption Trigger Event will be automatic, and you will be entitled only to the applicable Redemption Amount payable on the Redemption Trigger Payment Date based on the Redemption Amount calculated as of the Redemption Trigger Valuation Date, even if the Basket Components subsequently appreciate. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any appreciation of the Basket that may occur after the Redemption Trigger Valuation Date, and you will lose a significant portion, and may lose all, of your investment in the securities.

•
THE ADJUSTMENT FACTORS REDUCE THE REDEMPTION AMOUNT AT MATURITY OR UPON AN EARLY REDEMPTION — The payment at maturity or upon an early redemption will be reduced by the Adjustment Factors. The Adjustment Factors of each Basket Component is applied to the return of the applicable Basket Component on the Final Valuation Date, the Redemption Trigger Valuation Date or the Investor Redemption Valuation Date, as applicable. The Adjustment Factors will reduce the return on the securities regardless of whether the Reference Level on any Valuation Date is greater than, less than or equal to Initial Reference Level on the Trade Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

•
QUARTERLY CASH PAYMENTS LINKED TO BASKET ETF DIVIDENDS — In addition to any cash payment you receive on the Maturity Date or the Redemption Trigger Payment Date, as applicable, you will also receive a quarterly cash payment per $1,000 Face Amount of securities that equals the total amount of dividends accrued and paid by each Basket ETF to its shareholders during the applicable Dividend Pass-Thru Payment Period on the number of shares of the applicable Basket ETF equal to its Dividend Pass-Thru Share Amount. With respect to a Dividend Pass-Thru Payment Date, for each Basket ETF, the Dividend Pass-Thru Share Amount is determined by the Calculation Agent by dividing the Initial Component Notional Exposure by the Initial Reference Level of such Basket ETF, and multiplying the result by the then-applicable Share Adjustment Factor for such Basket ETF on the trading day immediately preceding such Dividend Pass-Thru Payment Date. No Dividend Pass-Thru Payments will be made after a Redemption Trigger Event or Investor Early Redemption.

•	TAX CONSIDERATIONS — You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON A LEVERAGED BASIS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Basket Components. Because the securities provide a total notional exposure of $4,000 on the Trade Date for each $1,000 Face Amount of securities, your investment will be fully exposed to any decline in the Basket Components on a combined basis, resulting in a leveraged loss on your investment. In particular, any positive performance of a Basket Component may be offset by negative performance of other Basket Components, and the Redemption Amount could decline very rapidly if all Basket Components decline simultaneously. In addition, the Adjustment Factors will reduce the Redemption

Amount payable on the securities, whether the performance of any Basket Component is positive or negative. You will lose some or all of your initial investment if the Redemption Amount is less than $1,000 per $1,000 Face Amount of securities.

•
THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment at maturity or upon an early redemption, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive the payment at maturity or upon an early redemption owed to you under the terms of the securities.

•
WE WILL REDEEM THE SECURITIES PRIOR TO THE MATURITY DATE IF A REDEMPTION TRIGGER EVENT OCCURS — If a Redemption Trigger Event occurs, we will redeem the securities for the Redemption Amount on the Redemption Trigger Payment Date. The Redemption Amount payable on the Redemption Trigger Payment Date will be calculated using the Redemption Amount on the Redemption Trigger Valuation Date. Such Redemption Amount will be substantially less than your initial investment in the securities, and could be zero. If the Redemption Amount is less than the Redemption Trigger Amount on any trading day from the Trade Date to the second trading day immediately preceding the Final Valuation Date, a Redemption Trigger Event has occurred, your Redemption Amount will be determined on the Redemption Trigger Valuation Date and you will lose a significant portion of your initial investment and you may lose your entire initial investment. In addition, you will not benefit from any increase in the Redemption Amount that may occur after the Redemption Trigger Valuation Date, and you will not be able to hold your securities to maturity.

•
THE INCLUSION OF THE ADJUSTMENT FACTORS REDUCES THE PAYMENT AT MATURITY OR UPON AN EARLY REDEMPTION — The payment at maturity or upon an early redemption will be reduced because of the inclusion of an Adjustment Factor in the calculation of the performance of each Basket Component. The Adjustment Factors for AGG, EEM, and HYG reduce the return of each applicable Basket Component by 0.25% upfront and 0.10% each year the securities remain outstanding. The Adjustment Factors for the Trends Index and EMERALD EM reduce the return of each applicable Basket Component by 1.00% each year the securities remain outstanding. The Adjustment Factors for the Harvest Index and the Booster Index reduce the return of each applicable Basket Component by 0.50% each year the securities remain outstanding. The dollar amount by which the Adjustment Factors reduce the Component Notional Exposures, and therefore the Redemption Amount, increases as the Reference Levels of the Basket Component increase from the Trade Date to the relevant Valuation Date. The Adjustment Factor of each Basket Component is applied to the return of the applicable Basket Component on the Final Valuation Date, the Redemption Trigger Valuation Date or the Investor Redemption Valuation Date, as applicable. The Adjustment Factors will reduce the return on the securities regardless of whether the Reference Level on any Valuation Date is greater than, less than or equal to the Initial Reference Level on the Trade Date.  At maturity or upon an early redemption, you will receive less than your initial investment unless the Redemption Amount, after taking into account the Adjustment Factors, is equal to or greater than $1,000 per $1,000 Face Amount of securities.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity, commodity, currency or derivative transactions, such as over-the-counter options or exchange-traded instruments. We and our affiliates are also active participants in the relevant markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equity, commodity or currency transactions.  In addition, we or one or more of our affiliates may hedge our equity, commodity or currency exposure from the securities by entering into various hedging transactions. Such trading and hedging activities may have material adverse effect on the equity, commodity or currency prices and consequently have a negative impact on the performance of the Basket Components and make it less likely that you will receive a return on your investment in the securities. Such trading and hedging activities may also cause the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion or all of their investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the securities.

•
ADJUSTMENTS TO A BASKET ETF OR TO THE UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The Basket ETFs seek investment results that correspond generally to the level and yield performance, before fees and expenses, of their respective underlying indices (the "tracked indices"). The sponsors of the tracked indices may add, delete or substitute the stocks underlying each tracked index, which could change the value of such tracked index. Pursuant to its investment strategy or otherwise, the investment adviser or sponsor of a Basket ETF may add, delete, or substitute the securities composing the Basket ETF. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Basket ETFs.

•
THE BASKET ETFS AND THEIR TRACKED INDICES ARE DIFFERENT — The performance of a Basket ETF may not exactly replicate the performance of its tracked index because the Basket ETF will reflect transaction costs and fees that are not included in the calculation of the tracked index. It is also possible that a Basket ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its tracked index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Basket ETF or due to other circumstances. Some of the Basket ETFs may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to their respective tracked indices and in managing cash flows.

•
THERE IS NO AFFILIATION BETWEEN A BASKET ETF AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY A BASKET ETF — We are not affiliated with any Basket ETF or the issuers of the component securities held by such Basket ETF or underlying its tracked index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by a Basket ETF or underlying its tracked index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by a Basket ETF or the component securities underlying its tracked index or any of the issuers of the component securities held by the Basket ETF or underlying its tracked index. You, as an investor in the securities, should make your own investigation into the component securities held by any Basket ETF or underlying its track index and the issuers of the component securities held by the Basket ETF or underlying its tracked index. Neither the Basket ETF nor any of the issuers of the component securities held by the Basket ETF or underlying its tracked index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither a Basket ETF nor any of the issuers of the component securities held by the Basket ETF or underlying its tracked index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

•
AN INVESTMENT LINKED TO THE PRICES OF FIXED-INCOME SECURITIES IS SUBJECT TO SIGNIFICANT RISKS, INCLUDING INTEREST RATE-RELATED AND CREDIT-RELATED RISKS — Because the performance of the securities is linked to the prices of the AGG and HYG, the securities are exposed to fluctuations of U.S. dollar-denominated fixed-income securities. That exposure differs significantly from investing directly in fixed-income securities to be held to maturity because the values of the AGG and HYG change, at times significantly, during each trading day based upon current market prices of the fixed-income securities underlying AGG and HYG. The market prices of these fixed-income securities are volatile and significantly influenced by a number of factors, particularly the yields on these fixed-income securities as compared to current market interest rates and the actual or perceived credit quality of the issuers of these fixed-income securities.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying AGG and HYG, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. Interest rates are volatile due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

In addition, the prices of the fixed-income securities underlying AGG and HYG are significantly influenced by the creditworthiness of the issuers of those fixed-income securities. The fixed-income securities underlying AGG and HYG may have their credit ratings downgraded, including a downgrade from investment grade to non-investment grade status, or credit spreads widened significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the fixed-income securities may suffer significant and rapid price declines. These events may affect only a few or a large number of the fixed-income securities.

AGG and HYG may invest in U.S. dollar-denominated fixed-income securities of foreign corporations. Investing in U.S. dollar-denominated fixed-income securities issued by non-U.S. companies has different risks than investing in U.S. companies. These include differences in accounting, auditing and financial reporting standards, the possibility of expropriation or confiscatory taxation, adverse changes in investment or exchange control regulations, political instability which could affect U.S. investments in foreign countries, and potential restrictions of the flow of international capital.

AGG may invest in mortgage-backed securities, some of which may not be backed by the full faith and credit of the U.S. government. Mortgage-backed securities are subject to prepayment risk and extension risk. Because of these risks, mortgage-backed securities react differently to change in interest rates than other bonds. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities.

HYG is designed to provide a representation of the U.S. dollar high-yield corporate market and are therefore subject to high-yield securities risk, the risk being that securities that are rated below investment grade (commonly known as “junk bonds,” including those securities rated at BB+ or lower by S&P or Fitch or Ba1 by Moody’s) may be more volatile than higher-rated securities of similar maturity. High-yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high-yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high-yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high-yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

•
CURRENCY EXCHANGE RISK — Because EEM invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such exchanged traded funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to EEM and have an adverse impact on the value of your securities.

•
NON-U.S. SECURITIES MARKETS RISKS — Because foreign companies or foreign equity securities held by EEM may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

•
EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of EEM. The stocks held by EEM include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability in emerging market countries could have an adverse effect on the value and payment at maturity of your securities.

•
THE HARVEST INDEX’S EMBEDDED ANNUAL FEE WILL REDUCE ITS ANNUAL RETURN — As described in more detail under “The Harvest Index” in this pricing supplement, the Harvest Index contains an embedded fee of 0.60% per annum, which applies regardless of the performance of the Harvest Index.  This fee will reduce the return of the Harvest Index on an annual basis.  This fee is in addition to, and irrespective of, the Harvest Adjustment Factor.

•
HYG, TRENDS INDEX, HARVEST INDEX, BOOSTER INDEX AND EMERALD EM HAVE VERY LIMITED PERFORMANCE HISTORY — Calculation of HYG, Trends Index, Harvest Index, Booster Index and EMERALD EM began April 4, 2007, November 3, 2010, October 10, 2010, May 11, 2008, and January 13, 2011 respectively. Therefore, these Basket Components have very limited performance history and no actual investment which allowed tracking of the performance of any of these Basket Components was possible before their respective inception date.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity or upon an early redemption described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the market value of the securities declines.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments unless otherwise specified herein.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT AND THE INDEX SPONSOR OF THE BASKET INDICES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of each of the Basket Indices (the “Index Sponsor”). We, as the Calculation Agent, will determine whether there has been a Market Disruption Event (as defined herein) with respect to each Basket Component and the amount of the Dividend Pass-Thru Payment payable each quarter. In the event of any such Market Disruption Event, we may use an alternate method to calculate the closing level of the Basket Component affected by such Market Disruption Event. As the Index Sponsor, we carry out calculations necessary to promulgate the Basket Indices, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate the levels of the Basket Indices in the event the regular means of determining the levels of the Basket Indices are unavailable at the time a determination is scheduled to take place. While we will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Basket Indices, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the levels of the Basket Indices. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the Index Sponsor of the Basket Indices may affect the Redemption Amount you receive at maturity or upon an early redemption, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Basket Components, investment strategies reflected by the Basket Component or any underlying components of the Basket Components (or various contracts or products related to the Basket Components or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the Redemption Amounts and, therefore, the value of the securities or the potential payout on the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the indices to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as the Calculation Agent and hedging our obligations under the securities.  The Calculation Agent will determine, among other things, whether a Redemption Trigger Event has occurred, the Final Reference Level, the returns of the Basket Components, the Redemption Amount and the amount of the Dividend Pass-Thru Payment payable each quarter. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether a Basket Component has been discontinued and whether there has been a material change in the method of calculation of the Basket Components.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The determination of a Market

Disruption Event by the Calculation Agent could adversely affect the amount of payment you receive at maturity or upon an early redemption.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — We expect that, generally, the levels of the Basket Components on any day will affect the value of the securities more than any other single factor. While the value of the securities in the secondary market should vary in proportion to changes in the levels of the Basket Components, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the volatility of the Basket Components;

•	the time remaining to maturity of the securities;

•	the commodity markets generally;

•	trends of supply and demand for the commodities reflected in the applicable Base Indices;

•	the composition of the Basket Components and any changes to the component securities underlying the applicable Basket Components;

•	the equity markets generally and any stock prices and dividend rates reflected in the applicable Basket Components;

•	the financial condition and results of operations of any companies whose shares comprise the applicable Basket Components and conditions generally in the industries in which such companies operate;

•	the value of Treasury Bills;

•	interest and yield rates generally;

•	monetary policies of the Federal Reserve Board and other central banks of various countries;

•	inflation and expectations concerning inflation;

•	the currency markets generally;

•	supply and demand for the securities;

•	a variety of economic, financial, political, regulatory or judicial events including wars, acts of terrorism; and natural disasters; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Components increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased correlation among the Basket Components, in particular in a down market. The value of the securities may also be adversely affected by decreased correlation between the Basket Components, meaning the positive performance of one Basket Component could be entirely offset by the negative performance of the other.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the components of the Harvest Index and the Booster Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest.  For example, we may become subject to position limits on certain commodities, including commodities included in the Harvest Index and the Booster Index.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of the Securities — Commodity Hedging Disruption Events” in this pricing supplement.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the constituents of the Harvest Index and the Booster Index may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Harvest Index and the Booster Index, consequently the levels of the Harvest Index, the Booster Index and the value of your securities in varying ways, and different factors may cause the values of the constituents of the Harvest Index and the Booster Index and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of certain commodities included in the Harvest Index and the Booster Index are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date or the Redemption Trigger Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Harvest Index and the Booster Index could be adversely affected and the levels of the Harvest Index and the Booster Index could be reduced, which will have an adverse effect on your payment at maturity or upon an early redemption.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Commodities are variously affected by, among other things, weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs.

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THE COMMODITY PRICES REFLECTED IN THE BASE INDICES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Base Indices of the Harvest Index and the Booster Index may be produced in emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the levels of the Harvest Index and the Booster Index and, consequently, the return on your investment.

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IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE BASE INDICES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date, the Redemption Trigger Valuation Date or the Investor Redemption Valuation Date would likely have an adverse effect on the levels of the Harvest Index and the Booster Index and, therefore, on the return on your securities. Limited liquidity relating to the commodities included in the Harvest Index may also result in the Index Sponsor being unable to determine the levels of the Harvest Index and the Booster Index using its normal means.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the levels of the Harvest Index and the Booster Index, and therefore the value of your securities.

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EMERALD EM STRATEGY RISK — The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an asset exhibiting negative serial correlation would under-represent the amount by which the asset moved during the week and realized volatility measured from daily returns of such an asset would exceed realized volatility measured from weekly returns. EMERALD EM reflects a strategy that aims to monetize any negative serial correlation exhibited by the shares of the iShares® MSCI Emerging Markets Index Fund (the “Fund Shares”) by periodically buying daily volatility and selling weekly volatility on the Fund Shares in equal notional amounts. EMERALD EM will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that any negative serial correlation of daily returns of the Fund Shares will exist at any time during the term of the securities and thus no assurance that EMERALD EM will appreciate during the term of the securities. EMERALD EM employs the methodology described herein under “EMERALD EM” to implement its underlying strategy. The return on your securities is not linked to any other formula or measure that could be employed to monetize negative serial correlation of daily returns of the Fund Shares. You will not benefit from any results determined on the basis of any such alternative measure.

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EMERALD EM CONTAINS EMBEDDED COSTS — Each sub-index of EMERALD EM represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the Fund Shares less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof.  Each week the notional amount of each sub-index of EMERALD EM is reset based on the realized daily volatility over the past 3 months. The daily-observation volatility of each sub-index is scaled by a factor of 0.97, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD EM.  Historically, this cost factor has been on average approximately 1.5 basis point (0.015%) per trading day.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR  — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts, with associated payments by us to you of Dividend Pass-Thru Payments, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described in “U.S. Federal Income Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE BASKET COMPONENTS

For a description of EEM, see the accompanying underlying supplement No. 1 dated September 29, 2009. For a description of EMERALD EM, see the accompanying underlying supplement No. 5 dated May 5, 2011.

AGG

The iShares Barclays Aggregate Bond Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the total United States investment grade bond market as defined by the Barclays Capital U.S. Aggregate Bond Index (the “AGG Index”). AGG is an exchange traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “AGG.” The Investment Advisor of AGG is BlackRock Fund Advisors (“BFA”). BFA manages AGG and receives for its investment advisory services a fee at the annual rate of 0.20% of AGG’s average daily net assets.

           AGG generally invests at least 90% of its assets in the bonds that comprise the AGG Index and in securities that provide substantially similar exposure. The remainder of assets is invested in comparable bonds or in cash and high-quality, liquid short-term instruments, including shares of money market funds affiliated with BFA. AGG concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the AGG Index is concentrated.

The AGG Index is calculated and published by Barclays Capital Inc. The AGG Index measures the performance of the U.S. investment grade bond market, which includes investment-grade U.S. Treasury securities, investment-grade U.S. agency securities, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States. The securities in the AGG Index must have $250 million or more of outstanding face value and must have at least one year remaining to maturity.  In addition, the securities must be denominated in U.S. dollars and must be fixed-rate, non-convertible and taxable. Certain types of securities, such as state and local government series bonds, structured notes with embedded swaps or other special features, private placements, floating-rate securities and Eurobonds are excluded from the AGG Index. The AGG Index is market capitalization weighted and the securities in the AGG Index are updated based on certain selection criteria on the last calendar day of each month.

We have derived all information regarding AGG contained herein from publicly available information. Such information is subject to change, and we make no representation as to its accuracy. As a prospective purchaser of the securities, you should undertake an independent investigation of AGG as in your judgment is appropriate to make an informed decision with respect to an investment in the securities. Information provided to or filed with the SEC by AGG pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. Such information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

HYG

The iShares® iBoxx $ High Yield Corporate Bond Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the iBoxx $ Liquid High Yield Index (the “HYG Index”). HYG is an exchange traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “HYG.” The iBoxx $ Liquid High Yield Index is a rules-based index consisting of liquid U.S. dollar-denominated high yield corporate bonds for sale in the United States, as determined by the index provider. The index is designed to provide a broad representation of the U.S. dollar-denominated high yield liquid corporate bond market. The Investment Advisor of AGG is BFA. BFA manages HYG and receives for its investment advisory services a fee at the annual rate of 0.50% of HYG’s average daily net assets.

The HYG Index is a rules-based index consisting of liquid U.S. dollar-denominated, high yield corporate bonds for sale in the United States, as determined by the index provider. The HYG Index may include U.S. dollar-denominated corporate bonds that are issued by companies domiciled in Bermuda, Canada, the Cayman Islands, Japan, Western Europe or the U.S. The HYG Index is a modified market value weighted index.

We have derived all information regarding HYG contained herin from publicly available information. Such informations is subject to change, and we make no representation to its accuracy. As a prospective purchaser of the securities, you should undertake an independent investigation of HYG as in your judgment is appropriate to make an informed decision with respect to an investment in securities. Information Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. Such information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

THE TRENDS INDEX

The Deutsche Bank Trends x12 Excess Return Index (the “Trends Index”) is designed to reflect the return of an investment strategy that systematically selects long and short positions in Eurodollar futures contracts seeking to capture returns generated by trends in short-term interest rates. If the Trends Index methodology suggests that short-term rates are expected to go down, the Trends Index seeks to capture the position by taking a long position in the fifth available Eurodollar futures contract (ranked chronologically), and if the Trends Index methodology suggests that short-term rates are expected to go up, the Trends Index seeks to capture the position by taking a short position in the fourth Eurodollar futures contract, as described below.  The Trends Index will generate positive returns if short term U.S. dollar interest rates rise or fall as expected by reference to the investment strategy.  A long position in Eurodollar futures contract is expected to generate positive returns when short term U.S. dollar interest rates fall. A short position in a Eurodollar futures contract is expected to generate positive returns when short term U.S. dollar interest rates rise. The inception date of the Trends Index is November 3, 2010.

At all times, the Trends Index is either 100% invested in a long fifth Eurodollar futures contract position or 100% invested in a short fourth Eurodollar futures contract position.  The returns are leveraged to twelve times the notional of the Trends Index at rebalancing.  In calculating the level of the Trends Index, the Index Sponsor deducts a 12 basis points fee per quarterly roll to cover the rebalancing costs. The level of the Trends Index is adjusted on a rolling basis to reflect the rebalancing costs.

The Trends Index is rebalanced on a quarterly basis three business days prior to the third Wednesday of March, June, September and December in each year.  The third Wednesday of March, June, September and December are each referred to as an “IMM Date.”  A position switch in the holdings of the Trends Index may happen only at quarterly rebalancing dates.  The new position of the Trends Index is decided on the signal date, which is the day that is one business day before each rebalancing day.

On the signal date, the relevant futures position is determined as a function of the overall rising rates or falling rates signal.  To decide the overall rising rates or falling rates signal, the Trends Index first looks at the rate cycle signal.  The rate cycle signal uses the change in 3-month USD LIBOR over the past quarter to determine if the Federal Reserve Board seems to be raising or lowering interest rates.   The change in 3-month USD LIBOR is calculated by taking the difference between 3-month USD LIBOR on the current signal date and the preceding signal date and then rounding it to the nearest basis point. A movement of 50 basis points or more in 3 month USD LIBOR over a quarter is deemed to be material. If the 3-month USD LIBOR has gone up materially in the preceding quarter, the Trends Index will take it as a rate hiking or tightening cycle and will generate a rates rising signal.  The Trends Index will then invest 100% into a short fourth Eurodollar futures contract position for the next rebalancing quarter.  Conversely, if 3-month USD LIBOR has lowered materially during the previous 3 months, the Trends Index will consider it as a rate cutting or easing cycle, thus generating a rates falling signal.  The Trends Index will then invest 100% into a long fifth Eurodollar futures contract position in the next rebalancing quarter.

If, on a signal date, there is no material change in the 3-month USD LIBOR in the past 3 months, then the Trends Index will default to the carry signal. On a signal day, the carry of going long the fifth Eurodollar futures contract over the next quarter is estimated as the price of the current fourth Eurodollar futures contract minus the price of the current fifth Eurodollar futures contract.  The carry of going short the fourth Eurodollar futures contract over the next quarter is estimated as the price of the current fourth Eurodollar futures contract minus the price of the current third Eurodollar futures contract.  If the expected carry of going long the fifth Eurodollar futures contract is greater than or equal to the expected carry of short the fourth Eurodollar futures contract with the closing Eurodollar futures contract prices on the signal day, this criterion generates a rates falling signal, and the Trends Index will then invest 100% into a long fifth Eurodollar futures contract position in the next rebalancing quarter.  If the expected carry of going long the fifth Eurodollar futures contract is less than the expected carry of short the fourth Eurodollar futures contract with the closing Eurodollar futures contract prices on the signal day, this criterion generates a rates rising signal, and the Trends Index will then invest 100% into a short fourth Eurodollar futures contract position in the next rebalancing quarter.

Calculation of the Trends Index Closing Level

The Trends Index is calculated on a daily basis using market quoted rates at 10:30 am EST.  The Trends Index closing level is calculated as follows:

If the Trends Index is in a falling rates position:

IER(t) = IER(t-1) + L x IER(r) x ((ED5(t) – ED5(t-1) – C(t)) / 100)

If the Trends Index is in a rising rates position:

IER(t) = IER(t-1) - L x IER(r) x ((ED4(t) – ED4(t-1) – C(t)) / 100)

Where,

ED4(t-1) means the fourth Eurodollar future contracts price on index calculation day t-1.

ED4(t) means the fourth Eurodollar future contracts price on index calculation day t

ED5(t-1) means the fifth Eurodollar future contracts price on index calculation day t-1

ED5(t) means the fifth Eurodollar future contracts price on index calculation day t

L means the leverage factor, equal to 12

C(t) means the accrued rebalancing cost on day t

IER(r) means the Trends Index level on the last rebalancing day r

IER(t) means the Trends Index level on day t

The “Eurodollar futures contract” means any cash settled futures contract, listed on the Chicago Mercantile Exchange, or any relevant exchange, as determined by the Index Sponsor, which relates to a notional time deposit held in a commercial bank located outside of the United States, denominated in U.S. dollars, having a principal value of $1,000,000 with a three-month maturity paying a rate of interest equal to 3 month USD LIBOR prevailing on the relevant expiry date.

The “expiry date” means with respect to any Eurodollar futures contract and any IMM Date, the date when such Eurodollar futures contract is settled in accordance with the rules and regulations of the Chicago Mercantile Exchange, which is the date falling two business days (as determined by the Chicago Mercantile Exchange) prior to such IMM Date.

Index Sponsor

Unless otherwise provided and subject to “Change in Methodology of the Trends Index” all determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Disruption Events and Force Majeure Events

“Disruption Event”, in respect of any index business day, means an event (other than a Force Majeure Event and a national holiday or a day of national mourning) that would require the Index Sponsor to calculate the Trends Index on an alternative basis were such event to occur or exist on such day, all as determined by the Index Sponsor in its sole and absolute discretion.

Without limitation, each of the following may be a Disruption Event if so determined by the Index Sponsor in its sole and absolute discretion:

(i)
“Price Source Disruption”: any price source or any other information relevant to the Trends Index is temporarily or permanently discontinued, unavailable or not announced or published thereby preventing or restricting the information necessary for determining the Trends Index.

(ii)	“Trading Suspension”: the material suspension of trading in any relevant instrument.

(iii)
“Disappearance of any Instrument”: the failure of trading to commence, or the permanent discontinuation of trading in any instrument relevant to the calculation of the Trends Index (a “relevant instrument”).

(iv)	“Material Change in Formula”: the occurrence of a material change in the formula for or the method of calculating any relevant instrument.

(v)	“De Minimis Trading”: the number of relevant instruments traded on any relevant date is materially reduced or liquidity in the market for any relevant instrument is otherwise reduced for any reason.

(vi)
“Change of Law or Rules”: there is a change in, or amendment to, the laws, rules or regulations relating to any relevant instrument or a change in any application or interpretation of such laws, rules or regulations including, but not limited to, any general moratorium, if declared in respect of banking activities in any jurisdiction relating to any relevant instrument.

(vii)	“Settlement Disruption”: trading or settlement in respect of any relevant instrument is subject to any material disruption temporarily or permanently.

(viii)
“Tax Disruption”: the imposition of or change in or removal of any tax (including, without limitation, any excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax) on, or in relation to any relevant instrument, by any government or taxation authority after the relevant base date of the Trends Index, if the effect of such imposition, change or removal is to raise or lower the price, rate or level at which such relevant instrument trades on the relevant exchange or in the relevant market on any relevant date from what it would have been without that imposition or change or removal.

(ix)
“Hedging Disruption”: The Index Sponsor determines that it and/or any of its affiliates would be unable, after using commercially reasonable efforts, to: (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge its position in relation to any securities issued or other relevant transactions relating to or calculated by reference to the Trends Index; or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

“Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, fire, building evacuation, natural or man-made disaster, act of God, armed conflict, act of terrorism, act of state, riot or labor disruption or any similar intervening circumstance) that affects the ability of the Index Sponsor to calculate or determine the Trends Index and which is beyond the reasonable control of the Index Sponsor.

Change in Methodology of the Trends Index

In calculating and determining the value of the Trends Index, the Index Sponsor will, subject to the provisions below, employ the methodology described above. The application of such methodology by the Index Sponsor will be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Trends Index, no assurance can be given that fiscal, market, regulatory, juridical, financial or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting transactions on the same or similar terms to any relevant instrument for which values will be determined in relation to the Trends Index) will not arise that would, in the view of the Index Sponsor, necessitate or make desirable a modification of or change to such methodology and the Index Sponsor shall be entitled to make any such modification or change.

The Index Sponsor may make modifications to the terms of the Trends Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any ambiguity or defective provision contained in this description. In particular, but without limitation, the Index Sponsor may, at any time and without notice, change the frequency of calculation of the Trends Index closing level and make such adjustment to the methodology described in this description as it deems necessary, in its sole and absolute discretion, to take account of the amended frequency of calculation.

The Index Sponsor may, in its sole and absolute discretion, at any time and without notice, terminate the calculation and publication of the Trends Index.

Availability and Publication of the Trends Index Closing Level and Adjustments

The Trends Index closing level will be published on Bloomberg under the title “DBTRDUSX.”

THE HARVEST INDEX

General

The Deutsche Bank Commodity Harvest-10 USD ERAC IndexTM (the “Harvest Index”) is a target volatility index and it seeks to achieve a 10% target volatility level in the Deutsche Bank Commodity Harvest Excess Return After Cost Index, the Base Index of the Harvest Index, based on the realized volatility of the Base Index over a defined period. The Base Index is intended to reflect the effect of a deduction of running costs of 0.60% per annum in respect of a notional funded investment in the Deutsche Bank Commodity Harvest Excess Return Index (the “Harvest ER Index”). The Harvest ER Index represents a long position in the Deutsche Bank Booster index- Benchmark Light Energy (the “Benchmark Booster Index”) and a short position in the S&P GSCITM Light Energy Index (the

“S&P GSCI Light Energy Index”). The Benchmark Booster Index seeks to outperform the S&P GSCI Light Energy Index by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™. The Harvest ER Index appreciates if the Benchmark Booster Index outperforms the S&P GSCI Light Energy Index. The closing level of the Harvest ER Index is dependent on the relative performance of the Benchmark Booster Index and S&P GSCI Light Energy Index, i.e., whether and to the extent which, the Benchmark Booster Index will outperform the S&P GSCI Light Energy Index. The Base Index appreciates if the Harvest ER Index appreciates by more than 0.60% per annum and depreciates otherwise.

The Harvest Index

The Harvest Index is intended to reflect the effect of a dynamic allocation strategy in respect of the Base Index based on a fixed target volatility level and the realized volatility of the Base Index over a defined period.  The inception date of the Harvest Index was May 11, 2008.

The Harvest Index has been calculated back to a base date of November 17, 1997.  The level of the Harvest Index is calculated on an excess return after cost basis (the “TV ERAC Closing Level”). The TV ERAC Closing Level was set equal to 100 on November 17, 1997.  The TV ERAC Closing Levels are quoted in U.S. Dollars.

The Harvest Index uses an allocation strategy that seeks to maintain a target volatility  (“TV”) of 10% in the Base Index. Whereas the Base Index has no controls for volatility, the Harvest Index dynamically controls the exposure to the Base Index in order to target realized volatility of 10%.

Rebalancing occurs monthly to reset the participation of the Harvest Index in the Base Index, based upon a comparison of the actual volatility experienced by the Base Index over the previous three months to the target volatility. Notional participation in the Base Index increases when the realized volatility of the Base Index over the previous three months has gone down, and notional participation decreases when the realized volatility of the Base Index has gone up. The maximum exposure of the Harvest Index to the Base Index, on a Rebalancing Date, is 500%. The Base Index contains an embedded fee of 0.60% per annum and the participation of the Harvest index reflects a leveraged position in its Base Index. Because the participation of the Harvest Index can be as high as 500%, the effect of the embedded fee for the Harvest Index can be magnified accordingly.

If, at a TV Rebalancing Date (as defined below), the actual volatility experienced by the Base Index over the previous three months is 10%, the participation of the Harvest Index in the Base Index will be 100%. If, at the TV Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is less than 10%, the participation of the Harvest Index in the Base Index will be reset to a level greater than 100%, but no greater than 500%. To maintain the target volatility of 10%, the Harvest Index attempts to compensate for such lower historical volatility in the Base Index by increasing participation going forward. Conversely, if, at a Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is greater than 10%, the participation of the Harvest Index in the Base Index will be reset to a level less than 100%. In this scenario, to maintain the target volatility of 10%, the Harvest Index attempts to compensate for such higher historical volatility in the Base Index by decreasing participation going forward.  The participation in the Base Index is assessed at each monthly Rebalancing Date.

By way of example, if the realized volatility of the Base Index for a given three-month period is 5% (equal to 50% of the target volatility of 10%), the participation of the Harvest Index in the Base Index will be reset to 200%, and the investor will have 200% exposure to the performance of the Base Index. Conversely, if the realized volatility of the Base Index for a given three-month period is 20% (equal to 200% of the target volatility of 10%), the participation of the Harvest Index in the Base Index will be reset to 50%, and the investor will have 50% exposure to the performance of the Base Index.

As of August 4, 2011, the participation level of the Harvest Index in the Base Index was 384.62%.

The Base Index

The DB Commodity Harvest Excess Return After Cost Index, the Base Index of the Harvest Index, is intended to reflect the effect of a deduction in respect of running costs of 0.60% per annum in respect of a notional funded investment in the Harvest ER Index.

The closing level for the Base Index (the “Harvest ERAC Closing Level”) will be calculated by the Index Sponsor on a “excess return after cost” basis on each Index Business Day using the closing level of the Harvest ER Index.

The inception date of the Base Index was May 11, 2008.

The Harvest ER Index

The Deutsche Bank Commodity Harvest Excess Return Index - Benchmark Light Energy is sponsored by Deutsche Bank AG, London Branch.  The Harvest ER Index takes a long position in the Benchmark Booster Index and a short position in the S&P GSCI Light Energy Index. The Benchmark Booster Index seeks to outperform the S&P GSCI Light Energy Index by selecting constituent commodity futures contracts using the Optimum Roll Yield Strategy of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”) (see “Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield”) and, at the time of each annual re-weighting, assigning them the same weights as those commodity futures contracts have in the S&P GSCI Light Energy Index.  For livestock and those commodities in the S&P GSCI Light Energy Index for which there is no corresponding DBLCI-OY constituent commodity, the respective S&P GSCI Light Energy Index weight for that commodity is assigned to the corresponding S&P GSCITM single commodity index. As a result, the roll yield performance of livestock and those commodities in the S&P GSCI Light Energy Index for which there is no corresponding DBLCI-OY constituent commodity will have no impact on the performance of the Harvest ER Index. The constituent commodities included in the Benchmark Booster Index are set forth below.

For each index constituent in the Benchmark Booster Index, the selected futures contract is rolled to a new contract when the existing contract is close to expiration. The Benchmark Booster Index re-weights on an annual basis after the new S&P GSCI Light Energy Index weights have been announced.

The Index Sponsor calculates a closing level for the Harvest ER Index on an “excess return” basis (the “Harvest ER Closing Level”) on each Index Business Day.

The inception date of the Harvest ER Index was December 15, 2007.

The S&P GSCI Light Energy Index

The S&P GSCI Light Energy Index is comprised of the same commodity futures as the S&P GSCI Index but with those weights for contracts in the energy sector having been divided by 4 and with resulting higher weights of the remaining S&P GSCI Index commodities. The S&P GSCI Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time.  In order to accomplish these objectives, the S&P GSCI Index is calculated primarily on a world production-weighted basis and comprises the principal physical commodities that are the subject of active, liquid futures contracts markets. There is no limit on the number of contracts that may be included in the S&P GSCI Index; any contract that satisfies the eligibility criteria and the other conditions specified in this S&P GSCI Index Methodology as published by Standard & Poor’s will be included. This feature is intended to enhance the suitability of the S&P GSCI Index as a benchmark for commodity market performance and to reflect general levels of price movements and inflation in the world economy.

Components of the Benchmark Booster Index

The table below shows those sub-indices included in the Benchmark Booster Index, as well as their respective weights within the Benchmark Booster Index, as of August 4, 2011.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Benchmark Booster Index
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	14.86%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	7.72%
DBLCI-OY LCO (Brent Crude)	CE Futures U.K.	DBLCYECO Index	7.93%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	5.47%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	10.87%
DBLCI-OY GC (Gold)	COMEX	DBLCOGCE Index	6.42%
S&P Goldman Sachs Live Cattle Index	Chicago Mercantile Exchange	SPGCLCP Index	4.93%
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	4.93%

DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	5.42%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	5.12%
S&P Goldman Sachs Lean Hogs Index	Chicago Mercantile Exchange	SPGCLHP Index	3.02%
DBLCI-OY LGO (Gasoil)	ICE Futures U.K.	DBLCYEGO Index	3.51%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	3.84%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	2.50%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	2.34%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	1.30%
DBLCI-OY KC (Coffee ""C"")	ICE Futures U.S.	DBLCYEKC Index	2.02%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	1.47%
DBLCI-OY KW (Kansas Wheat)	Kansas City Board of Trade	DBLCYEKW Index	1.54%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	1.20%
DBLCI-OY MPB (Standard Lead)	London Metal Exchange	DBLCYEPB	0.92%
S&P Goldman Sachs Feeder Cattle Index	Chicago Mercantile Exchange	SPGCFCP Index	0.83%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	1.29%
DBLCI-OY CC (Cocoa)	ICE Futures U.S.	DBLCYECC Index	0.56%

Methodology of the Harvest Index

Participation in the Base Index

The level of notional participation of the Harvest Index in the Base Index is referred to herein as the “Allocation.” The Allocation, in respect of a TV Rebalancing Date (as defined below), is an amount expressed as a percentage equal to:

Min	(	Maximum Participation,	Target Volatility	)
3m Realized Volatility (T)

Where:

“Maximum Participation” is 500%;

“Target Volatility” is 10%; and

“3m Realized Volatility (T)” is the 3m Realized Volatility calculated on the relevant TV Calculation Date.

Rebalancing occurs on the last Harvest Index Business Day of each calendar month (the “TV Rebalancing Date”). The “TV Calculation Date” for a particular Rebalancing Date is the date that is two Harvest Index Business Days prior to such Rebalancing Date.

A “Harvest Index Business Day“ means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.

“3m Realized Volatility” means, in respect of a TV Rebalancing Date, the three-month realized return volatility of the Base Index for the relevant Realized Volatility Calculation Period (as defined below) calculated in accordance with the following formula:

Where:

“nbd(T)” means, in respect of the relevant TV Calculation Date, the number of Harvest Index Business Days in the relevant Realized Volatility Calculation Period; and

“Return (tj)” means the log return of the Base Index on the jth Harvest Index Business Day in the relevant Realized Volatility Calculation Period, calculated as follows:

Where:

“ln” means the natural log function;

“Index (tj) ” means the Harvest ERAC Closing Level of the Base Index on the jth Harvest Commodity Index Business Day in the relevant Realized Volatility Calculation Period; and

“Index (tj –1)” means the Harvest ERAC Closing Level of the Base Index on the Harvest Index Business Day immediately preceding the jth Harvest Index Business Day in the relevant Realized Volatility Calculation Period.

“Realized Volatility Calculation Period” means, in respect of a TV Calculation Date, the period from (but excluding) the TV Calculation Date falling in the third calendar month prior to the month in which the TV Calculation Date falls to (and including) the TV Calculation Date.

The TV ERAC Closing Level

Subject to any Index Adjustment Event (as defined below), the TV ERAC Closing Level on each Harvest Index Business Day is calculated by the Index Sponsor as the product of (A) the TV ERAC Closing Level on the TV Rebalancing Date immediately preceding such Harvest Index Business Day and (B) the sum of (i) 1 and (ii) the product of (x) the Allocation on the TV Rebalancing Date immediately preceding such Harvest Index Business Day and (y) (a) the quotient of (i) the Harvest ERAC Closing Level of the Base Index on such Harvest Index Business Day (as numerator) and (ii) the Harvest ERAC Closing Level of the Base Index on the TV Rebalancing Date immediately preceding such Harvest Index Business Day less (b) 1. Expressed as a formula:

TV(t)	=	TV(m(t))	x	[	1 + Allocation(m(t))	x	(	Index(t)	-1)	]
Index(m(t))

Where:

“TV(t)” is the TV ERAC Closing Level for the relevant Harvest Index Business Day;

“TV (m(t))” is the TV ERAC Closing Level on the TV Rebalancing Date immediately preceding the relevant Harvest Index Business Day;

“Allocation (m(t))” is the Allocation on the TV Rebalancing Date immediately preceding the relevant Harvest Index Business Day;

“Index (t)” means the Harvest ERAC Closing Level of the Base Index on the relevant Harvest Index Business Day; and

“Index (m(t))” means the Harvest ERAC Closing Level of the Base Index on the TV Rebalancing Date immediately preceding the relevant Harvest Index Business Day.

Corrections to the TV ERAC Closing Level

In calculating the TV ERAC Closing Level, the Index Sponsor shall have regard to subsequent corrections to the Harvest ERAC Closing Level of the Base Index in the period up to and including the Index Valuation Time on the third Harvest Index Business Day following the Harvest Index Business Day to which the TV ERAC Closing Level relates but not thereafter.

Index Adjustment Events

An “Index Adjustment Event” may occur if a Base Index Disruption Event occurs in relation to the Base Index on any Base Index Scheduled Publication Day, in which case the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the TV ERAC Closing Levels by reference to the Harvest ERAC Closing Level of the Base Index on the immediately preceding Valid Date for a period of up to ten successive Base Index Scheduled Publication Days; or

(ii)	select a Successor Base Index in respect of the Base Index; or

(iii)	permanently cancel the Harvest Index and the publication of the closing levels relating to the Harvest Index.

In the case of (i) above, if a Base Index Disruption Event continues for the period of ten successive Base Index Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (ii) or (iii) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If a Base Index Cancellation or Base Index Modification occurs, the Index Sponsor will on the day on which such Base Index Modification or Base Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either (a) select a Successor Base Index in respect of the Base Index; or (b) permanently cancel the Harvest Index and the publication of the TV ERAC Closing Levels relating to the Harvest Index or (c) make such determinations and/or adjustments to the terms of this description of the Harvest Index as it considers appropriate to determine the TV ERAC Closing Levels on any such day.

For the purposes of this description:

“Base Index Disruption Event” means, in respect of the Base Index, on a Base Index Scheduled Publication Day the Index Sponsor fails to calculate and announce a Harvest ERAC Closing Level.

“Base Index Scheduled Publication Day” means, in respect of the Base Index, a day on which the Harvest ERAC Closing Level is (or but for the occurrence of a Base Index Disruption Event or Force Majeure Event (as defined herein) would have been) published.

“Base Index Cancellation” means, in respect of the Base Index, on or prior to a Harvest Index Business Day the Index Sponsor permanently cancels the Base Index and no Successor Base Index exists.

“Base Index Modification” means, in respect of the Base Index, on or prior to a Harvest Index Business Day the Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating the Base Index or in any other way materially modifies the Base Index (other than a modification prescribed in that formula or method to maintain the Base Index in the event of changes in the constituent contracts or commodities and other routine events).

The “Index Valuation Time” means 11:00 pm (London time) on each Harvest Index Business Day or, if the publication time of any closing price in respect of any commodity underlying the Base Index is amended, such other time as the Index Sponsor may determine and announce to be the Index Valuation Time.

“Successor Base Index” means, in respect of the Base Index, if the Base Index is (A) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Base Index then, in each case, that index will be deemed to be the Base Index for the purposes of determining the Harvest ERAC Closing Level.

“Valid Date” means a day which is a Base Index Scheduled Publication Day and a day in respect of which a Base Index Disruption Event has not occurred.

Force Majeure Events

If a Force Majeure Event occurs on an Harvest Index Business Day, the Index Sponsor may in its discretion:

(i) make such determinations and/or adjustments to the terms of the Harvest Index as it considers appropriate to determine the TV ERAC Closing Level on any such Harvest Index Business Day; and/or

(ii) defer publication of the information relating to the Harvest Index until the next Commodity Index Business Day on which it determines that no Force Majeure Event exists; and/or

 (iii) permanently cancel publication of the information relating to the Harvest Index.

For the purposes of this description:

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the determination of the TV ERAC Closing Level in respect of the Harvest Index.

Index Sponsor

All determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Harvest Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Harvest Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Harvest Index in any manner that it may deem necessary, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Harvest Index.

Publication of TV ERAC Closing Levels

Subject to the information provided in “Index Adjustment Events” and “Force Majeure Events” above, the Index Sponsor will publish the TV ERAC Closing Level on Bloomberg page DBCMHVEG <index> or any successor thereto, for each Index Business Day as soon as practicable after the Index Valuation Time.

In case of any conflict between the TV ERAC Closing Level published on Bloomberg page DBCMHVEG <Index> and the TV ERAC Closing Level as calculated pursuant to the index description contained herein and the related index rules (the “Rules”), the TV ERAC Closing Level calculated pursuant to the Index Rules will prevail.

Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield™

The DBLCI-OY’s “Optimum Yield” Component, which is utilized by each Base Index, employs a rules-based approach when the DBLCI-OY rolls from one futures contract to another. Rather than selecting the new commodity futures contract (an “Exchange Traded Instrument”) based on a pre-defined schedule, the DBLCI-OY rolls to a successor Exchange Traded Instrument from a list of tradable Exchange Traded Instruments set to expire within the next 13 months in a manner that seeks to generate the maximum implied roll yield (the “Optimum Roll Yield Strategy”). In this way, the DBLCI-OY seeks to maximize the potential roll benefits in backwardated markets and minimize loss in contango markets.

If the price of a futures contract is greater than the spot price, the market is in contango. If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as the time to expiry of a futures contract decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Thus, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

The DBLCI-OY sub-indices (each a "DBLCI-OY Sub-Index") each reflect the performance of one of the following commodities: WTI Sweet Light Crude Oil, Brent Crude Oil, Gasoline, Gasoil, Heating Oil, Chicago Wheat, Kansas City Wheat, Corn, Soybeans, Sugar, Cotton, Cocoa, Coffee, Aluminum, Copper, Zinc, Nickel, Lead, Gold, Silver, Natural Gas, Live Cattle, Feeder Cattle and Lean Hogs.  The sponsor of each DBLCI-OY Sub-Index is Deutsche Bank AG, London Branch.

On the first day of each month that is a business day in New York, each DBLCI-OY Exchange Traded Instrument is tested for continued inclusion in the DBLCI-OY based on the month in which the contract delivery of the underlying DBLCI index constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For each DBLCI-OY sub-index, the new Exchange Traded Instrument selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract. An “Eligible Contract” is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the DBLCI-OY, and (ii) no later than the 13th month after the applicable first New York business day. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Index Sponsor on an “excess return” basis. The closing level for a DBLCI-OY Sub-Index is based on the closing price of the underlying futures contracts for such DBLCI-OY Sub-Index on the relevant Index Business Day.  The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Index Sponsor on each Index Business Day.

THE BOOSTER INDEX

The Deutsche Bank Commodity Booster-Dow Jones-UBS Excess Return After Cost TV 14 IndexTM (the “Booster index”) is intended to reflect the effect of a dynamic allocation strategy in respect of the Deutsche Bank Commodity Booster-Dow Jones-UBS Excess Return After Cost IndexTM, the Base Index of the Booster index, based on a fixed target volatility level and the realized volatility of the Base Index over a defined period.  The inception date of the Booster index was October 12, 2010.

The Booster index has been calculated back to a base date of November 28, 1997.  The level of the Booster index is calculated on an excess return after cost basis (the “TV ERAC Closing Level”). The TV ERAC Closing Level was set equal to 100 on November 28, 1997.  The TV ERAC Closing Levels are quoted in U.S. Dollars.

The Booster index uses an allocation strategy that seeks to maintain a target volatility of 14% in the Base Index. Whereas the Base Index has no controls for volatility, the Booster index dynamically controls the exposure to the Base Index in order to target realized volatility of 14%.

Rebalancing occurs monthly to reset the participation of the Booster index in the Base Index, based upon a comparison of the actual volatility experienced by the Base Index over the previous three months to the target volatility. Notional participation in the Base Index increases when the realized volatility of the Base Index over the previous three months has gone down, and notional participation decreases when the realized volatility of the Base Index has gone up. The maximum exposure of the Booster index to the Base Index on any Rebalancing Date is 500%.

If, at a Rebalancing Date (as defined below), the actual volatility experienced by the Base Index over the previous three months is 14%, the participation of the Booster index in the Base Index will be 100%. If, at the Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is less than 14%, the participation of the Booster index in the Base Index will be reset to a level greater than 100%, but no greater than 500%. To maintain the target volatility of 14%, the Booster index attempts to compensate for such lower historical volatility in the Base Index by increasing participation going forward. Conversely, if, at a Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is greater than 14%, the participation of the Booster index in the Base Index will be reset to a level less than 100%. In this scenario, to maintain the target volatility of 14%, the Booster index attempts to compensate for such higher historical volatility in the Base Index by decreasing participation going forward.  The participation in the Base Index is assessed at each monthly Rebalancing Date.

By way of example, if the realized volatility of the Base Index for a given three-month period is 7% (equal to 50% of the target volatility of 14%), the participation of the Booster index in the Base Index will be reset to 200%, and the investor will have 200% exposure to the performance of the Base Index. Conversely, if the realized volatility of the Base Index for a given three-month period is 28% (equal to 200% of the target volatility of 14%), the participation of the Booster index in the Base Index will be reset to 50%, and the investor will have 50% exposure to the performance of the Base Index.

As of August 4, 2011, the participation level of the Booster index in the Base Index was 76.50%.

The Base Index - the Deutsche Bank Commodity Booster-Dow Jones-UBS Excess Return After Cost IndexTM

The Base Index is sponsored by Deutsche Bank AG, London Branch.  The Base Index seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) (described below) by selecting constituent commodity futures contracts using the Optimum Roll Yield Strategy of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”) (see “Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield”) and, at the time of each annual re-weighting, assigning them the same weights as those commodity futures contracts have in the DJUBS Index.  For Live Cattle, Soybean Oil, and Lean Hogs, the respective DJUBS Index weight for that commodity is assigned to the corresponding DJUBS Index sub-index. The constituent commodities included in the Base Index are set forth below.

For each index constituent in the Base Index, the selected futures contract is rolled to a new contract when the existing contract is close to expiration. The Base Index re-weights on an annual basis after the new DJUBS Index weights have been announced.

The Index Sponsor calculates a closing level for the Base Index on an “excess return after cost” basis (the “ERAC Closing Level”) on each Index Business Day taking into account an 0.70% annual running cost factor.

The inception date of the Base Index was October 12, 2010.

The DJUBS Index

The DJUBS Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time.  In order to accomplish these objectives, the DJUBS Index is designed to provide weights that reflect economic significance, diversification, continuity and liquidity.  To determine its component weightings, the DJUBS Index relies primarily on liquidity data, or the relative amount of trading activity of a particular commodity.  To balance the DJUBS Index beyond world production weighting, the DJUBS Index weights are also determined by several rules designed to ensure diversified commodity exposure as disproportionate weighting of any particular commodity or sector may increase volatility.  With respect to diversification, the DJUBS Index does not allow related groups of commodities (e.g., energy or precious metals) to constitute more than 33% of the DJUBS Index, and no single commodity may constitute less than 2% or more than 15% of the DJUBS Index. The DJ-UBS Commodity Index Advisory Committee meets annually to determine the composition of the DJUBS Index in accordance with the index methodology established in the DJ-UBS Handbook as published by the sponsors of the DJUBS Index – Dow Jones & Company, Inc. (“Dow Jones”) and UBS Securities LLC (“UBS”).

Components of the Base Index

The table below shows those sub-indices included in the Base Index, as well as their respective weights within the Base Index, as of August 4, 2011.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Base Index
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	13.41%
DBLCI-OY GC (Gold)	N.Y. Mercantile Exchange - COMEX	DBLCOGCE Index	12.54%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	9.28%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	7.91%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	7.38%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	8.48%
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	5.08%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	3.58%
DJ UBS Live Cattle ER	Chicago Mercantile Exchange	DJUBSLC Index	3.21%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	3.81%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	3.71%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	4.51%
DJ UBS Soybean Oil ER	Chicago Board of Trade	DJUBSSBO Index	2.71%
DBLCI-OY KC (Coffee "C")	ICE Futures U.S.	DBLCYEKC Index	2.44%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	2.04%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	2.46%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	2.09%
DJ UBS Lean Hogs ER	Chicago Mercantile Exchange	DJUBSLH Index	2.02%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	3.16%

Methodology of the Booster index

Participation in the Base Index

The level of notional participation of the Booster index in the Base Index is referred to herein as the “Allocation.” The Allocation, in respect of a Rebalancing Date (as defined below), is an amount expressed as a percentage equal to:

Min	(	Maximum Participation,	Target Volatility	)
3m Realized Volatility (T)

Where:

“Maximum Participation” is 500%;

“Target Volatility” is 14%; and

“3m Realized Volatility (T)” is the 3m Realized Volatility calculated on the relevant Calculation Date.

Rebalancing occurs on the last Index Business Day of each calendar month (the “Rebalancing Date”). The “Calculation Date” for a particular Rebalancing Date is the date that is two Index Business Days prior to such Rebalancing Date.

An “Index Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.

“3m Realized Volatility” means, in respect of a Rebalancing Date, the three-month realized return volatility of the Base Index for the relevant Realized Volatility Calculation Period (as defined below) calculated in accordance with the following formula:

Where:

“nbd(T)” means, in respect of the relevant Calculation Date, the number of Index Business Days in the relevant Realized Volatility Calculation Period; and

“Return (tj)” means the log return of the Base Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period, calculated as follows:

Where:

“ln” means the natural log function;

“Index (tj) ” means the ERAC Closing Level of the Base Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period; and

“Index (tj –1)” means the ERAC Closing Level of the Base Index on the Index Business Day immediately preceding the jth Index Business Day in the relevant Realized Volatility Calculation Period.

“Realized Volatility Calculation Period” means, in respect of a Calculation Date, the period from (but excluding) the Calculation Date falling in the third calendar month prior to the month in which the Calculation Date falls to (and including) the Calculation Date.

Excess Return After Cost Calculation

The Index Sponsor will calculate a closing level for the Booster index on an “excess return after cost” basis. The excess return after cost calculation reflects the daily percentage that the Base Index has changed as compared to its ERAC Closing Level on the last Rebalancing Date. This percentage change is weighted by the current Allocation of the

Booster index to the Base Index. The minimum closing level for the Booster index is 0.

Subject to any Index Adjustment Event (as defined below), the TV ERAC Closing Level of the Booster index on each Index Business Day is calculated by the Index Sponsor as the product of (A) the TV ERAC Closing Level on the Rebalancing Date immediately preceding such Index Business Day and (B) the sum of (i) 1 and (ii) the product of (x) the Allocation on the Rebalancing Date immediately preceding such Index Business Day and (y) (a) the quotient of (i) the ERAC Closing Level of the Base Index on such Index Business Day (as numerator) and (ii) the ERAC Closing Level of the Base Index on the Rebalancing Date immediately preceding such Index Business Day less (b) 1.

Expressed as a formula:
TV(t)	=	TV(m(t))	x	[	1 + Allocation(m(t))	x	(	Index(t)	-1)	]
Index(m(t))

Where:

“TV(t)” is the TV ERAC Closing Level of the Booster index for the relevant Index Business Day;

“TV (m(t))” is the TV ERAC Closing Level of the Booster index on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Allocation (m(t))” is the Allocation on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Index (t)” means the ERAC Closing Level of the Base Index on the relevant Index Business Day; and

“Index (m(t))” means the ERAC Closing Level of the Base Index on the Rebalancing Date immediately preceding the relevant Index Business Day.

Corrections to the ERAC Closing Level

In calculating the TV ERAC Closing Level, the Index Sponsor will have regard to subsequent corrections to the ERAC Closing Level of the Base Index in the period up to and including the Index Valuation Time on the third Index Business Day following the Index Business Day to which the TV ERAC Closing Level relates but not thereafter.

Index Adjustment Events

An “Index Adjustment Event” may occur if a Base Index Disruption Event occurs in relation to the Base Index on any Base Index Scheduled Publication Day, in which case the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the closing levels by reference to the ERAC Closing Level of the Base Index on the immediately preceding Valid Date for a period of up to ten successive Base Index Scheduled Publication Days; or

(ii)	select a Successor Base Index in respect of the Base Index; or

(iii)	permanently cancel the Booster index and the publication of the closing levels relating to the Booster index.

In the case of (i) above, if a Base Index Disruption Event continues for the period of ten successive Base Index Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (ii) or (iii) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If a Base Index Cancellation or Base Index Modification occurs, the Index Sponsor will on the day on which such Base Index Modification or Base Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either (a) select a Successor Base Index in respect of the Base Index; or (b) permanently cancel the Booster index and the publication of the closing levels relating to the Booster index or (c) make such determinations and/or adjustments to the terms of this description of the Booster index as it considers appropriate to determine the closing levels on any such day.

For the purposes of this description:

“Base Index Disruption Event” means, in respect of the Base Index, on a Base Index Scheduled Publication Day the Index Sponsor fails to calculate and announce a closing level.

“Base Index Scheduled Publication Day” means, in respect of the Base Index, a day on which the ERAC Closing Level is (or but for the occurrence of a Base Index Disruption Event or Force Majeure Event (as defined herein) would have been) published.

“Base Index Cancellation” means, in respect of the Base Index, on or prior to a Index Business Day the Index Sponsor permanently cancels the Base Index and no Successor Base Index exists.

“Base Index Modification” means, in respect of the Base Index, on or prior to an Index Business Day the Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating the Base Index or in any other way materially modifies the Base Index (other than a modification prescribed in that formula or method to maintain the Base Index in the event of changes in the constituent contracts or commodities and other routine events).

The “Index Valuation Time” means 11:00 pm (London time) on each Index Business Day or, if the publication time of any closing price in respect of any commodity underlying the Base Index is amended, such other time as the Index Sponsor may determine and announce to be the Index Valuation Time.

“Successor Base Index” means the index which will be deemed to be the Base Index for the purposes of determining the ERAC Closing Level if the Base Index is (A) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Base Index.

“Valid Date” means a day which is a Base Index Scheduled Publication Day and a day in respect of which a Base Index Disruption Event has not occurred.

Force Majeure Events

If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may in its discretion:

make such determinations and/or adjustments to the terms of the Booster index as it considers appropriate to determine the TV ERAC Closing Level on any such Index Business Day; and/or defer publication of the information relating to the Booster index until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or permanently cancel publication of the information relating to the Booster index.

For the purposes of this description:

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the determination of the TV ERAC Closing Level in respect of the Booster index.

Index Sponsor

All determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Booster index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Booster index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Booster index in any manner that it may deem necessary, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Booster index.

Publication of TV ERAC Closing Levels

Subject to the information provided in “Index Adjustment Events” and “Force Majeure Events” above, the Index Sponsor will publish the TV ERAC Closing Level on Bloomberg page DBCMBTVN <Index> or any successor thereto, for each Index Business Day as soon as practicable after the Index Valuation Time.

In case of any conflict between the TV ERAC Closing Level published on Bloomberg page DBCMBTVN <Index> and the TV ERAC Closing Level as calculated pursuant to the Index description contained herein and the related Index rules (the “Rules”), the TV ERAC Closing Level calculated pursuant to the Index Rules will prevail.

The Deutsche Bank Commodity Harvest Excess Return After Cost Index and the Deutsche Bank Commodity Booster-Dow Jones-UBS Excess Return After Cost Index™ together comprise the “Base Indices.”

Historical Information

AGG

The following graph sets forth the historical performance of AGG from August 22, 2006 through August 22, 2011 The closing price of AGG on August 22, 2011 was 109.89. We obtained the historical closing prices of AGG from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of AGG should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of AGG will result in the return of any of your initial investment.

EEM

The following graph sets forth the historical performance of EEM from August 22, 2006 through August 22, 2011. The closing price of EEM on August 22, 2011 was 39.63. We obtained the historical closing prices of EEM from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of EEM should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of EEM will result in the return of any of your initial investment.

HYG

The following graph sets forth the historical performance of HYG from August 22, 2007 through August 22, 2011. The closing price of HYG on August 22, 2011 was 85.46. We obtained the historical closing prices of HYG from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of HYG should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of HYG will result in the return of any of your initial investment.

The Trends Index

The publication of the Trends Index began on November 3, 2010. The historical performance data below from November 3, 2010 through August 22, 2011 represent the actual performance of the Trends Index. The performance data prior to November 3, 2010 reflect a retrospective calculation of the levels of the Trends Index using archived data and the current methodology for the calculation of the Trends Index. The closing level of the Trends Index on August 22, 2011 was 2,149.09. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Trends Index was possible at any time prior to November 3, 2010. The historical levels of the Trends Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level of the Trends Index. We cannot give you assurance that the performance of the Trends Index will result in the return of any portion of your initial investment.

The Harvest Index

The following graph sets forth the historical performance of the Harvest Index from August 22, 2008 through August 22, 2011. The closing level of the Harvest Index on August 22, 2011 was 562.07. We obtained the historical closing prices of the Harvest Index from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Harvest Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of the Harvest Index will result in the return of any of your initial investment.

The Booster Index

The publication of the Booster Index began on October 12, 2010.  The historical performance data below from October 12, 2010 through August 22, 2011 represent the actual performance of the Booster Index. The performance data prior to October 12, 2010 reflect a retrospective calculation of the levels of the Booster Index using archived data and the current methodology for the calculation of the Booster Index. The closing level of the Booster Index on August 22, 2011 was 319.91. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Booster Index was possible at any time prior to October 12, 2010. The historical levels of the Booster Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of the Booster Index will result in the return of any of your initial investment.

EMERALD EM

EMERALD EM has existed only since January 13, 2011 and publication of EMERALD EM began on January 13, 2011. The historical performance data below from January 13, 2011 through August 22, 2011 represent the actual performance  of EMERALD EM. The performance data prior to January 13, 2011 reflect a retrospective calculation of the levels of  EMERALD EM using archived data and the current methodology for the calculation of EMERALD EM. The closing level of EMERALD EM on August 22, 2011 was 199.47. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of EMERALD EM was possible at any time prior to January 13, 2011. The historical levels of EMERALD EM should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of EMERALD EM will result in the return of any of your initial investment.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to a basket of seven components: the iShares® Barclays Aggregate Bond Fund (“AGG”), the iShares® MSCI Emerging Markets Index (“EEM”), the iShares® iBoxx $ High Yield Corporate Bond Fund (“HYG”), the Deutsche Bank Trends x12 Excess Return Index (the “Trends Index”), the Deutsche Bank Commodity Harvest- 10 USD ERAC Index™ (the “Harvest Index”), the Deutsche Bank Commodity Booster- Dow Jones-UBS Excess Return After Cost TV 14 Index™(the “Booster Index”), and the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”). The securities are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Basket ETF Dividend Pass-Thru Payments

On each Dividend Pass-Thru Payment Date, if you are the beneficial owner of the securities as of the close of business on the applicable Record Date, you will receive a cash payment per $1,000 Face Amount of securities that equals the total amount of dividends accrued and paid by each Basket ETF to its shareholders during the applicable Dividend Pass-Thru Payment Period on the number of shares of the applicable Basket ETF equal to its Dividend Pass-Thru Share Amount. With respect to a Dividend Pass-Thru Payment Date, for each Basket ETF, the Dividend Pass-Thru Share Amount is determined by the Calculation Agent by dividing the Initial Component Notional Exposure by the Initial Reference Level of such Basket ETF, and multiplying the result by the then-applicable Share Adjustment Factor for such Basket ETF on the trading day immediately preceding such Dividend Pass-Thru Payment Date. No Dividend Pass-Thru Payments will be made after a Redemption Trigger Event or Investor Early Redemption.

The Dividend Pass-Thru Payment Period with respect to each Dividend Pass-Thru Payment Date is the period from and including the last Dividend Pass-Thru Payment Date (or the Trade Date, in the case of the first Dividend Pass-Thru Payment Date) to but excluding such Dividend Pass-Thru Payment Date. The Dividend Pass-Thru Payment Dates are November 25, 2011, February 27, 2012, May 25, 2012, August 28, 2012, November 26, 2012, February 25, 2013, May 28, 2013, August 27, 2013, November 25, 2013, February 25, 2014, May 27, 2014, August 26, 2014, November 25, 2014, February 25, 2015, May 26, 2015, August 25, 2015, November 25, 2015, February 25, 2016, May 25, 2016, and August 25, 2016 (the Maturity Date). With respect to each Basket ETF Dividend Pass-Thru Payment Date, the related Record Date is the third business day preceding such Basket ETF Dividend Pass-Thru Payment Date.

Investor Early Redemption

You will have the right to cause us to redeem your securities, in whole or in part, for the Redemption Amount, by submitting a notice of your intention, indicating the aggregate Face Amounts of securities to be redeemed (in integrals of the Face Amount), to your broker in accordance with your broker’s instructions so that we receive notification of your intention by 11:00 a.m. New York time on the date that is five business days prior to any Investor Redemption Valuation Date. If you exercise your early redemption right, the Redemption Amount payable on the applicable Investor Redemption Payment Date will be calculated as of the corresponding Investor Redemption Valuation Date using the relevant Final Reference Levels and Adjustment Factors on such Investor Redemption Valuation Date.

The Investor Redemption Valuation Dates are November 22, 2011, February 22, 2012, May 22, 2012, August 22, 2012, November 23, 2012, February 22, 2013, May 22, 2013, August 22, 2013, November 22, 2013, February 24, 2014, May 22, 2014, August 22, 2014, November 24, 2014, February 23, 2015, May 22, 2015, August 24, 2015, November 23, 2015, February 22, 2016, May 23, 2016, and August 22, 2016. The Investor Redemption Payment Date will be the date that is three business days after the applicable Investor Redemption Valuation Date.

Because the securities are represented by a global security, The Depository Trust Company (the “Depositary”) or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the investor early redemption right. In order to ensure that the Depositary’s nominee will timely exercise the investor early redemption right on your behalf, you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your intention to exercise the investor early redemption right so we are notified of your intention by 11:00 a.m. New York time on the date that is five business days prior to any applicable Investor Redemption Valuation Date. Different firms have different deadlines for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities for the relevant deadline by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of your early redemption right. We take no responsibility for any failure by your broker or other direct or indirect participant to transmit such notice to the Depositary in a timely manner on your behalf.

Market Disruption Events

With respect to the Basket ETFs, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•
the occurrence or existence of a suspension, absence or material limitation of trading in shares of the Basket ETFs on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for the Basket ETFs shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

•
a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the market value of the portfolio investments of the Basket ETFs on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

•
a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the market value of the portfolio investments of the Basket ETFs during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•
a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Basket ETFs for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event with respect to the Basket ETFs exists at any time, if trading in a security included in the Basket ETFs is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the market value of the total portfolio investments of the Basket ETFs shall be based on a comparison of:

•	the market value of such a security, relative to

•	the total market value of the portfolio investments of the Basket ETFs,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to the Basket ETFs has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•
limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Basket ETFs by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Basket ETFs; and

•    a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Basket ETFs are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

With respect to the Trends Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a Disruption Event or a Force Majeure Event (as such terms are defined in the section entitled “The Trends Index” herein) materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

With respect to the Harvest Index and the Booster Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•
a termination or suspension of, or material limitation or disruption in the trading of any Exchange Traded Instrument (including, but not limited to, the occurrence or announcement of a limitation on, or suspension of, the trading of an applicable Exchange Traded Instrument imposed by the Relevant Exchange on which such Exchange Traded Instrument is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such Relevant Exchange) within the Harvest Index and the Booster Index (or the relevant successor index); or

•
the settlement price of any Exchange Traded Instrument within the Harvest Index and the Booster Index (or the relevant successor index) has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the rules of the Relevant Exchange; or

•
failure by the Relevant Exchange or other price source to announce or publish the settlement price of any Exchange Traded Instrument within the Harvest Index and the Booster Index (or the relevant successor index); or

•	a Commodity Hedging Disruption Event (as defined below).

With respect to the Harvest Index, if a Market Disruption Event occurs to an Exchange Traded Instrument relating to a commodity underlying the S&P GSCI Light Energy Index, and such commodity is also a DBLCI-OY constituent commodity, the Market Disruption Event shall be deemed to have also occurred to such DBLCI-OY constituent commodity underlying the Benchmark Booster Index and its related Exchange Traded Instrument. If a Market Disruption Event occurs to an Exchange Traded Instrument relating to a commodity underlying the Benchmark Booster Index, the Market Disruption Event shall be deemed to have also occurred to such commodity underlying the S&P GSCI Light Energy Index and its related Exchange Traded Instrument.

With respect to EMERALD EM, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a Disruption Event, a Force Majeure Event, or an Underlying Index Event (as such terms are defined in the section entitled “The Deutsche Bank Equity MEan Reversion ALpha inDex Emerging Markets (“EMERALD EM”)” in the accompanying underlying supplement No. 5 dated May 5, 2011) materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

“Exchange Traded Instrument” means a futures contract relating to a commodity underlying a Basket Component.

“Business day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

“Trading day” means, for AGG, EEM, HYG, the Trends Index, the Harvest Index and the Booster Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for AGG, EEM, HYG, the Trends Index, the Harvest Index and the Booster Index, respectively, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time. For EMERALD EM, “Trading Day” has the meaning set forth under “The Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”)” in the accompanying underlying supplement No. 5.

“Relevant Exchange” means, for AGG, EEM, HYG, the Trends Index, the Harvest Index and the Booster Index, the primary organized exchanges or markets of trading, as determined by the Calculation Agent, for (i) (a) in the case of a Basket Index, any component then included in such Basket Index and (b) in the case of a Basket ETF, any security issued by such Basket ETF, or (ii) any futures or options contract or fund related to such Basket Components, or related to any component then included in, or any security issued by, such Basket Components. For EMERALD EM, “Relevant Exchange” has the meaning set forth under “The Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”)” in the accompanying underlying supplement No. 5.

Adjustments to Valuation Dates

A “Valuation Date” is any Redemption Valuation Date, Final Valuation Date or Redemption Trigger Valuation Date. The Valuation Dates and the Trade Date are subject to adjustment as described below.

If a closing level for a Basket ETF is not available on a Valuation Date due to the occurrence or continuation of a Market Disruption Event, then such Valuation Date for such Basket ETF will be postponed to the next trading day upon which a Market Disruption Event with respect to such Basket ETF is not occurring and a closing level for such Basket ETF is available; provided that the determination of such closing level will not be postponed more than five trading days after the originally scheduled Valuation Date. If the closing level of a disrupted Basket ETF has not been determined as described in the previous sentence by the fifth trading day after the originally scheduled Valuation Date, the Calculation Agent will determine such closing level in good faith and in a commercially reasonable manner. The closing level for a Basket ETF not affected by a Market Disruption Event will be determined on the originally scheduled Valuation Date.

With respect to the Harvest Index and the Booster Index, and for the purposes of this section, a “Valuation Date” shall also include the Trade Date. If a Market Disruption Event affecting one or more Exchange Traded Instruments underlying the applicable Basket Component is in effect on a Valuation Date or if any Valuation Date is not a trading day with regard to any Exchange Traded Instrument, the Calculation Agent will calculate the closing level of the relevant Basket Component for the Valuation Date using:

(a)	for each Exchange Traded Instrument, the weight of the Exchange Traded Instrument within the relevant Basket Component on the Valuation Date;

(b)
for each Exchange Traded Instrument for which the Valuation Date was a trading day and which did not suffer a Market Disruption Event on such day, the closing price for such Exchange Traded Instrument on that day; and

(c)
subject to the following paragraph, for each Exchange Traded Instrument for which the Valuation Date was not a trading day or which suffered a Market Disruption Event on such Valuation Date, the closing price for the Exchange Traded Instrument on the immediately succeeding trading day for such Exchange Traded Instrument on which no Market Disruption Event occurs or is continuing with respect to or affecting such Exchange Traded Instrument (a “Good Day”).

If a Good Day does not occur by:

(x)	the scheduled trading day after the Trade Date; or

(y)	the fifth scheduled trading day after the scheduled Valuation Date (other than a Trade Date),

then the Calculation Agent will determine and use in calculating the closing level of the relevant Basket Component based on the closing price for the affected Exchange Traded Instrument on the scheduled trading day after the Trade Date or the fifth scheduled trading day (as applicable) in good faith and in a commercially reasonable manner.

With respect to EMERALD EM, if a closing level for EMERALD EM is not available on any Valuation Date due to the occurrence or continuation of a Market Disruption Event or a non-trading day, then such Valuation Date for EMERALD EM will be postponed to the next trading day upon which a Market Disruption Event with respect to EMERALD EM is not occurring and a closing level for EMERALD EM is available; provided that the determination of such closing level will not be postponed more than five trading days after the originally scheduled Valuation Date. If the closing level of the disrupted EMERALD EM has not been determined as described in the previous sentence by the fifth trading day after the originally scheduled Valuation Date, the Calculation Agent will determine such closing level in good faith and in a commercially reasonable manner.

With respect to the Trends Index, if a closing level for the Trends Index is not available on any Valuation Date due to the occurrence or continuation of a Market Disruption Event or a non-trading day, then such Valuation Date for the Trends Index will be postponed to the immediately succeeding trading day upon which no Market Disruption Event with respect to the Trends Index occurs or is continuing; provided that the determination of such closing level will not be postponed more than five trading days after the originally scheduled Valuation Date.  If the closing level of the disrupted Trends Index has not been determined as described in the previous sentence by the fifth trading day after the originally scheduled Valuation Date, the Calculation Agent will determine such closing level in good faith and in a commercially reasonable manner.

The closing level for a Basket Component not affected by a Market Disruption Event will be determined on the originally scheduled Valuation Date. The Valuation Date for each Basket Component will be adjusted in accordance with the provisions set out above. Any Valuation Date for the Basket Indices not affected by a Market Disruption Event will be the scheduled Valuation Date and is not subject to any adjustment set forth above.

Adjustments to Payment Dates

A “Payment Date” is the Maturity Date, Investor Redemption Payment Date or Redemption Trigger Payment Date and is subject to adjustment as described below.

If a scheduled Payment Date is not a Business Day, then the Payment Date will be the next succeeding Business Day following such scheduled Payment Date.

If, due to a Market Disruption Event or non-trading day occurring with respect to any Basket Component, the Valuation Date or the date as of which the Calculation Agent determines the closing level of any Basket Component, as applicable, is postponed, the relevant Payment Date will be adjusted in order to maintain the same number of business days that originally had been scheduled between such Valuation Date and the relevant Payment Date.

Commodity Hedging Disruption Events

If a Commodity Hedging Disruption Event occurs, we will have the right, but not the obligation, to accelerate the payment on the securities by providing, or causing the Calculation Agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the business day immediately following the day on which such Commodity Hedging Disruption Event occurred. The amount due and payable per Face Amount of securities upon such acceleration will be determined by the Calculation Agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the Calculation Agent delivers notice of such acceleration. We will provide, or will cause the Calculation Agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a Commodity Hedging Disruption Event.

A “Commodity Hedging Disruption Event” means that:

(a)
due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the Trade Date, the Calculation Agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the Calculation Agent to determine which of the hedge positions are counted towards such limit); or

(b)
for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the Calculation Agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

Discontinuation of an Index; Alteration of Method of Calculation

If the sponsor of a Basket Index discontinues publication of such Basket Index and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any closing level will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on any date on which a value for such Basket Index must be taken for the purposes of the securities, including any Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If the sponsor discontinues publication of a Basket Index prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then the Calculation Agent will determine the closing level for such Basket Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the relevant Basket Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities or contracts has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security or contract most recently comprising such Basket Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating a Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that the level of such Basket Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level of such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to such Basket Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant closing level with reference to such Basket Index or Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Index or Successor Index is modified so that the level of such Basket Index or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Index or Successor Index), then the Calculation Agent will adjust such Basket Index or Successor Index in order to arrive at a level as if there had been no such modification (e.g., as if such split had not occurred).

Discontinuation of a Fund and/or its Tracked Index; Alteration of Method of Calculation

If a Basket ETF is liquidated or otherwise terminated (a “Liquidation Event”), then any level of such Basket ETF required for the purposes of the securities will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing level of the index which the Basket ETF seeks to track (the “Tracked Index”) (or any successor index to the Tracked Index, as described below) on any Relevant Date (taking into account any material changes in the method of calculating the Tracked Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the closing price of the fund and the denominator of which is the closing level of the Tracked Index (or any Successor Tracked Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price of the Basket ETF was available.

If the sponsor of the Tracked Index discontinues publication of the Tracked Index and the Sponsor or another entity publishes a successor or substitute index that Deutsche Bank AG, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Tracked Index (such index being referred to herein as a “Successor Tracked Index”), then any subsequent closing level following a Liquidation Event will be determined by reference to the published value of such Successor Tracked Index at the regular weekday close of trading on any trading day on which the closing level is relevant to the calculation of Redemption Amount.

Upon any selection by the Calculation Agent of a Successor Tracked Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to DTC, as holder of the security, within three trading days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the security, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Sponsor discontinues publication of the Tracked Index prior to, and such discontinuation is continuing on, the Relevant Date following a Liquidation Event and Deutsche Bank AG, as the Calculation Agent, determines, in its sole discretion, that no Successor Tracked Index is available at such time, then the Calculation Agent will determine the closing level of the Tracked Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for calculating the Tracked Index last in effect prior to such discontinuation, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on the Relevant Date of each security most recently composing the Tracked Index without any rebalancing or substitution of such securities following such discontinuation. Notwithstanding these alternative arrangements, discontinuation of the publication of the Tracked Index may adversely affect the value of the securities.

Anti-dilution Adjustments for Funds

The Share Adjustment Factor, the Initial Reference Level, Final Reference Level and the amount of a quarterly Dividend Pass-Thru Payment for a Basket ETF are subject to adjustment by the Calculation Agent as a result of the anti-dilution adjustments described in this section.

No adjustments to any Share Adjustment Factor will be required unless such Share Adjustment Factor adjustment would require a change of at least 0.1% of such Share Adjustment Factor then in effect. A Share Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Share Adjustment Factor for the Basket ETF after the close of business on the Business day immediately preceding each Valuation Date.

No adjustments to the Share Adjustment Factor for the Basket ETF will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing level of the Basket ETF on any trading day during the term of the securities.

Share Splits and Reverse Share Splits

If the shares of a Basket ETF are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor, which will initially be set at 1.0, will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)
the number of shares which a holder of one share of the Basket ETF before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If a Basket ETF is subject to a share dividend, i.e., an issuance of additional shares of such Basket ETF that is given ratably to all or substantially all holders of shares of the Basket ETF, then, once the dividend or distribution has become effective and the shares of the Basket ETF are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

(a)	the prior Share Adjustment Factor, and

(b)	the number of additional shares issued in the share dividend or distribution with respect to one share of the Basket ETF.

Non-cash Distributions

If a Basket ETF distributes shares of capital stock, evidences of indebtedness or other assets or property of such Basket ETF to all or substantially all holders of shares of such Basket ETF (other than (i) share dividends or distributions referred to under “— Share Dividends or Distributions” above and (ii) cash dividends referred to under “— Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of such Basket

ETF are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)
a fraction, the numerator of which is the Current Market Price of one share of the Basket ETF and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of a Basket ETF means the arithmetic average of the closing prices of one share of a Basket ETF for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

“Ex-dividend date” means the first trading day on which transactions in the shares of a Basket ETF trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of a Basket ETF will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the Basket ETF by an amount equal to at least 10% of the closing price of such Basket ETF on the first trading day immediately preceding the ex-dividend date.

If an extraordinary cash dividend occurs, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)
a fraction, the numerator of which is the closing price of the Basket ETF on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

Calculation Agent

Deutsche Bank AG, London Branch will act as the “Calculation Agent” for the securities. The Calculation Agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event or a discontinuation of a Basket Component and whether there has been a material change in the method of calculating a Basket Component. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon an early redemption on or prior to 11:00 a.m. on the business day preceding the applicable Payment Date.

All calculations with respect to the levels of the Basket Components will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per Face Amount of securities, if any, at maturity or upon an early redemption will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per Face Amount of securities upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of securities as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity or upon an early redemption on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA“) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies to you only if you hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are a holder of the securities who is subject to special treatment under the U.S. federal income tax laws, such as a former citizen or resident of the United States, a financial institution, a real estate investment trust, a regulated investment company, a tax-exempt entity, a dealer in securities or a trader in securities who elects to apply a mark-to-market method of tax accounting, a partnership or other entity classified as a partnership for U.S. federal income tax purposes, a person who holds the securities as a part of a straddle, conversion or integrated transaction, a U.S. holder (as defined below) who has a “functional currency” other than the U.S. dollar, or an individual non-U.S. holder (as defined below) who is present in the United States for 183 days or more in the taxable year in which your securities are sold or retired.

Tax Treatment of the Securities

We believe it is reasonable to treat the securities as prepaid financial contracts, with associated payments by us to you of Dividend Pass-Thru Payments, for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts with associated Dividend Pass-Thru Payments will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Dividend Pass-Thru Payments. There is no direct authority under current law addressing the proper tax treatment of the dividend pass-through payments on the securities or on instruments similar to the securities, and the treatment of the Dividend Pass-Thru Payments is uncertain. The Dividend Pass-Thru Payments may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. To the extent that we may be required to file information returns with respect to certain U.S. holders, we intend to treat the Dividend Pass-Thru Payments as ordinary income. You should consult your tax adviser concerning the treatment of the Dividend Pass-Thru Payments, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis. The latter treatment would affect the amount of your gain or loss upon a sale, exchange or retirement of the securities (including upon a Redemption Trigger Event).

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities (including upon a Redemption Trigger Event), you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement (other than payment of any Dividend Pass-Thru Payment) and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should generally be capital gain or loss (although the treatment of any sales proceeds attributable to accrued but unpaid Dividend Pass-Thru Payments is unclear) and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Consequences of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though this amount may exceed the payments of Dividend Pass-Thru Payments in each year. In addition, any income recognized upon a sale or exchange or at maturity would be ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

It is possible, because the iShares® Barclays Aggregate Bond Fund, the iShares® MSCI Emerging Markets Index Fund and the iShares® iBoxx $ High Yield Corporate Bond Fund are Basket Components, that the securities could be treated (in whole or part) as “constructive ownership transactions” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. It is not clear how the “net underlying long-term capital gain” would be calculated in this case. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held the security, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. You should consult your tax adviser regarding the potential application of the “constructive ownership” regime.

Even if the securities are treated as prepaid financial contracts, you might be required to include in income amounts in addition to the Dividend Pass-Thru Payments during the term of the securities and/or to treat all or a portion of the gain or loss on the sale or retirement of the securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reconstitution, rebalancing, recomposition, change in methodology of or substitution of a successor to a Basket Component could result in a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Legislation Enacted in 2010

           Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Tax Consequences to Non-U.S. Holders

           You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust.

           Dividend Pass-Thru Payments. We will treat payments of Dividend Pass-Thru Payments made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty. You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities (including upon a Redemption Trigger Event) generally should not be subject to U.S. federal income tax, including withholding tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below. Any amount attributable to accrued but unpaid Dividend Pass-Thru Payments may be subject to withholding tax.

           Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, you will likely be subject to withholding if you do not provide a properly executed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.
           Possible Alternative Treatments. As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Consequences of an Investment in the Securities,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income in excess of the Dividend Pass-Thru Payments, subject to withholding tax, over the term of the securities, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an exempt recipient. If you are a U.S. holder, we intend to treat payments of Dividend Pass-Thru Payments as subject to information reporting unless you are an exempt recipient. If you are a Non-U.S. holder, we intend to treat payments of Dividend Pass-Thru Payments as subject to information reporting. These amounts may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) and otherwise comply with applicable requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the securities includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Basket Components, the components underlying the Basket Components, or securities whose value is derived from the Basket Components or their constituents. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Basket, and therefore effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity or upon an early redemption. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Components, the components underlying the Basket Components, or securities whose value is derived from the Basket Components or its constituents. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Basket Components or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between DBSI, as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the relevant pricing supplement.

DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. The fees paid during the term of the securities will not exceed 8% of the aggregate amount of the securities issued. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The Issue Price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, underlying supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement, underlying supplement, prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, underlying supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.